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Exhibit (a)(1)(A)

         Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
GENOPTIX, INC.
at
$25.00 NET PER SHARE
by
GO MERGER SUB, INC.
a direct wholly-owned subsidiary of
NOVARTIS FINANCE CORPORATION
an indirect wholly-owned subsidiary of
NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 25, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined below) is being made pursuant to an Agreement and Plan of Merger dated as of January 24, 2011 (the "Merger Agreement"), by and among Novartis Finance Corporation, a New York corporation ("Parent"), GO Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Purchaser"), and Genoptix, Inc., a Delaware corporation (the "Company"). Purchaser is offering to purchase all outstanding shares of common stock of the Company, par value $0.001 per share (the "Shares"), at a price of $25.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below), (ii) the expiration or termination of any applicable waiting period under any applicable antitrust law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (iii) the satisfaction of the Regulatory Conditions (as defined below). The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise, conversion or exchange of any Company options, warrants, convertible notes, stock appreciation rights, restricted stock units or other rights to acquire Shares then outstanding (other than Company options that have a per share exercise price that is greater than the price per share paid in the Offer), regardless of whether or not then vested). The term "Regulatory Conditions" is defined in Section 15—"Certain Conditions of the Offer". The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer".

        The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement, the Offer, the merger of Purchaser with and into the Company, with the Company as the surviving corporation (the "Merger"), and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions") are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL") and (iii) resolved to recommend that the Company's stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, adopt the Merger Agreement and approve the Merger.

 IMPORTANT

        Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

        Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares".

        Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.
January 28, 2011

SUMMARY TERM SHEET

        GO Merger Sub, Inc., a direct wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding Shares for $25.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        Our name is GO Merger Sub, Inc., a Delaware corporation formed for the purpose of making this Offer. We are a direct wholly-owned subsidiary of Novartis Finance Corporation, a New York corporation, which is an indirect wholly-owned subsidiary of Novartis AG, a stock corporation organized under the laws of Switzerland. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Novartis AG, Parent and Purchaser".

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $25.00 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Parent, our parent company, will provide us with sufficient funds to purchase all validly tendered Shares in the Offer and not properly withdrawn. Parent will also fund our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Parent intends to provide us with the necessary funds from cash on hand and existing borrowing facilities. See Section 9—"Source and Amount of Funds".

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

i

  •
  in light of Parent's financial capacity in relation to the amount of consideration payable in the Offer, we, through Parent, will have sufficient funds, lines of credit or other sources of funding immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

        See Section 9—"Source and Amount of Funds".

How long do I have to decide whether to tender my Shares in the Offer?

        Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Friday, February 25, 2011 (which is the end of the day on February 25, 2011), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

  •
  We may, without the Company's consent, extend the Offer on one or more occasions for periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company) if at any then scheduled expiration date of the Offer any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") are not satisfied or, if permitted under the Merger Agreement, waived. We will not, however, be permitted to extend the Offer beyond the earlier of (i) the termination of the Merger Agreement and (ii) the Outside Date. The "Outside Date" is (x) April 28, 2011 or (y) May 28, 2011 in the event that (1) all of the Offer Conditions have been satisfied or waived as of April 28, 2011 except for (a) the Minimum Condition (as defined below) and (b) the expiration or termination of any applicable waiting period under any applicable antitrust law, including the HSR Act or (2) if Purchaser is exercising its option to extend the Offer and all of the Offer Conditions have been satisfied or waived as of April 28, 2011, except for (a) the Minimum Condition and (b) the Regulatory Conditions (as defined below).

  •
  Subject to our termination rights as described in Section 11—"The Transaction Agreements", if requested by the Company, we must, and Parent must cause us to, extend the Offer on one or more occasions for periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company) if at any then scheduled expiration date of the Offer any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. We will not, however, be required to extend the Offer beyond the earlier of (i) the termination of the Merger Agreement and (ii) the Outside Date.

  •
  Subject to our termination rights as described in Section 11—"The Transaction Agreements", we must extend the Offer for any period or periods required by any applicable law or interpretation or position of the Securities and Exchange Commission (the "SEC") (or its staff) applicable to the Offer.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

Will you provide a subsequent offering period?

        If necessary to obtain at least 90% of the outstanding Shares, we may provide for a subsequent offering period (as described in Section 1—"Terms of the Offer") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") following our acceptance of the Shares in the Offer. Additionally, in the event that more than 80% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer following the expiration of the Offer, if requested by the Company, we must, and Parent must cause us to, provide for a subsequent offering period (as described in Section 1—"Terms of the Offer") in accordance with Rule 14d-11 under the Exchange Act, unless (i) we decide to exercise the Top-Up Option (as defined below) or (ii) we own more than 90% of the outstanding Shares. During the subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $25.00 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform JPMorgan Chase Bank, N.A., the Depositary for the Offer (the "Depositary"), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer".

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Condition;

  •
  the expiration or termination of any applicable waiting period under any applicable antitrust law, including the HSR Act; and

  •
  satisfaction of the Regulatory Conditions.

        The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise, conversion or exchange of any Company options, warrants, convertible notes, stock appreciation rights, restricted stock units or other rights to acquire Shares then outstanding (other than Company options that have a per share exercise price that is greater than the price per share paid in the Offer), regardless of whether or not then vested).

        The term "Regulatory Conditions" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that (i) a certain specified clinical laboratory license be, and has been since January 24, 2011, valid and in all material respects in full force and effect (except where the failure to be in full force and effect would not have an appreciably adverse effect on the Company's business as a whole), (ii) there be no orders, decrees or rulings issued by any governmental body or any laws enacted or deemed applicable to the Offer or the Merger that would prevent the consummation of the Offer or the Merger or would reasonably be expected to limit the ability of Novartis AG or any of its affiliates to pay for or own Shares or result in any divestiture of any of Novartis AG's or any of its affiliates' or the Company's assets and (iii) there be no legal proceedings by any governmental body seeking to prevent the consummation of the Offer or the Merger or which, if successful, would reasonably be expected to limit the ability of Novartis AG or any of its affiliates to pay for or own Shares or result in any divestiture of any of Novartis AG's or any of its affiliates' or the Company's assets.

        The Offer is also subject to other conditions. We may not waive the Minimum Condition without the prior written consent of the Company. However, we may waive any other conditions in our sole discretion without the Company's consent. See Section 15—"Certain Conditions of the Offer".

What are the most significant conditions to the Offer?

        Each of the directors and executive officers of the Company has agreed to tender all their Shares pursuant to the Tender and Support Agreements (as defined herein). See Section 11—"The Transaction Agreements".

How do I tender my Shares?

        To tender your Shares, you must deliver to the Depositary the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration date of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration date of the Offer that the missing items will be received by the Depositary within three NASDAQ Global Select Market trading days after the expiration date of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by March 28, 2011, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights".

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights".

What does the Company Board think of the Offer?

        The Company Board has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions in accordance with the requirements of the DGCL and (iii) resolved to recommend that the Company's stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, adopt the Merger Agreement and approve the Merger.

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Select Market or other securities exchanges, there may not be an active public trading market for the Shares and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer".

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than Parent, us, any other wholly-owned subsidiary of Novartis AG or the Company and any stockholders validly exercising their appraisal rights under Section 262 of the DGCL) will receive $25.00 per Share (or any other price per Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes, and the Company will become a wholly-owned subsidiary of Parent. See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the price per share paid in the Offer payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash, without interest and less any required withholding taxes.

        Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Select Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer".

v

What is the market value of my Shares as of a recent date?

        On January 21, 2011, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Company's common stock reported on the NASDAQ Global Select Market was $19.76 per Share. On January 27, 2011, the last full trading day prior to our commencement of the Offer, the closing sale price of the Company's common stock reported on the NASDAQ Global Select Market was $24.91 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends".

What are the United States Federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes and are a U.S. Holder (as defined under Section 5—"Certain United States Federal Income Tax Consequences"), you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. See Section 5—"Certain United States Federal Income Tax Consequences".

        We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

        You may call Georgeson Inc. at (888) 206-5896 (toll-free) or Goldman, Sachs & Co. at (800) 323-5678. Georgeson Inc. is acting as the information agent (the "Information Agent") and Goldman, Sachs & Co. is acting as the dealer manager (the "Dealer Manager") for the Offer. See the back cover of this Offer to Purchase.

SUMMARY TERM SHEET	i
INTRODUCTION	1
THE TENDER OFFER	3
1. Terms of the Offer	3
2. Acceptance for Payment and Payment for Shares	5
3. Procedures for Accepting the Offer and Tendering Shares	6
4. Withdrawal Rights	9
5. Certain United States Federal Income Tax Consequences	10
6. Price Range of Shares; Dividends	11
7. Certain Information Concerning the Company	12
8. Certain Information Concerning Novartis AG, Parent and Purchaser	13
9. Source and Amount of Funds	15
10. Background of the Offer; Past Contacts or Negotiations with the Company	15
11. The Transaction Agreements	18
12. Purpose of the Offer; Plans for the Company	31
13. Certain Effects of the Offer	32
14. Dividends and Distributions	33
15. Certain Conditions of the Offer	34
16. Certain Legal Matters; Regulatory Approvals	36
17. Fees and Expenses	39
18. Miscellaneous	39
SCHEDULE I	I-1

To the Holders of Shares of
Common Stock of the Company:

INTRODUCTION

        GO Merger Sub, Inc., a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of Novartis Finance Corporation, a New York corporation ("Parent"), which is an indirect wholly-owned subsidiary of Novartis AG, a stock corporation organized under the laws of Switzerland, hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Genoptix, Inc. (the "Company"), at a price of $25.00 per Share net to the seller in cash, without interest and less any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal").

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 24, 2011 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below), (ii) the expiration or termination of any applicable waiting period under any applicable antitrust law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (iii) the satisfaction of the Regulatory Conditions (as defined below). There is no financing condition to the Offer.

        The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares which have been validly tendered and not properly withdrawn prior to the Expiration Date (as defined below), together with any other Shares then beneficially owned by Parent or Purchaser (if any), represent at least a majority of the Shares then outstanding determined on a fully diluted basis. Under the Merger Agreement, on a "fully diluted basis" means after giving effect to the exercise, conversion or exchange of any Company options, warrants, convertible notes, stock appreciation rights, restricted stock units or other rights to acquire Shares then outstanding (other than Company options that have a per share exercise price that is greater than the Offer Price), regardless of whether or not then vested. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer".

        The term "Regulatory Conditions" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that (i) a certain specified clinical laboratory license be, and has been since January 24, 2011, valid and in all material respects in full force and effect (except where the failure to be in full force and effect would not have an appreciably adverse effect on the Company's business as a whole), (ii) there be no orders, decrees or rulings issued by any governmental body or any laws enacted or deemed applicable to the Offer or the Merger that would prevent the consummation of the Offer or the Merger or would reasonably be expected to limit the ability of Novartis AG or any of its affiliates to pay for or own Company Shares or result in any divestiture of any of Novartis AG's or any of its affiliates' or the Company's assets and (iii) there be no legal proceedings by any governmental body seeking to prevent the consummation of the Offer or the Merger or which, if successful, would reasonably be expected to limit the ability of Novartis AG or any of its affiliates to pay for or own Company Shares or result in any divestiture of any of Novartis AG's or any of its affiliates' or the Company's assets.

        The Company has advised Parent that, as of January 24, 2011, (i) 17,692,447 Shares were issued and outstanding, including 426 Shares granted subject to vesting or other lapse restrictions pursuant to the Company Equity Plans (as defined below) (the "Restricted Shares"), and 3,830 Shares held by the Company as treasury shares, (ii) 613,407 Shares were subject to issuance pursuant to stock options granted and outstanding under the Company's 2001 Equity Incentive Plan, as amended, (iii) 1,734,077 Shares were subject to issuance pursuant to stock options granted and outstanding under the

Company's 2007 Equity Incentive Plan, as amended, (iv) 424,227 Shares were subject to issuance pursuant to restricted stock units issued and outstanding under the Company's 2007 Equity Incentive Plan, as amended, (v) 11,350 Shares were subject to outstanding rights under the Company's 2007 Employee Stock Purchase Plan (assuming that the closing price per Share as reported on the NASDAQ Global Select Market on the purchase date for the current offering period was equal to the Offer Price), (vi) 104,444 Shares were subject to issuance pursuant to stock options granted and outstanding under the 2007 Non-Employee Directors Stock Option Plan and (vii) 2,380,823 Shares were reserved for future issuance under the Company equity plans indicated in (ii) through (vi) above (the "Company Equity Plans").

        The Merger Agreement is more fully described in Section 11—"The Transaction Agreements".

        Tendering stockholders who are record owners of their Shares and tender directly to JPMorgan Chase Bank, N.A., the Depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement, the Offer, the merger of Purchaser with and into the Company, with the Company as the surviving corporation (the "Merger"), and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions") are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL") and (iii) resolved to recommend that the Company's stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, adopt the Merger Agreement and approve the Merger (the "Company Board Recommendation").

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase (the "Schedule 14D-9").

        The Merger Agreement provides that, subject to the conditions described in Sections 11—"The Transaction Agreements" and 15—"Certain Conditions of the Offer", Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $25.00 in cash, without any interest and less any required withholding taxes except for (i) Shares owned by the Company or any of its wholly-owned subsidiaries (or held in the Company's treasury) or owned by Parent, Purchaser or any wholly-owned subsidiary of Novartis AG, which will be cancelled and will cease to exist and (ii) Shares owned by the Company's stockholders who perfect their appraisal rights under the DGCL.

        The Merger is subject to the satisfaction or waiver of certain conditions including, if required by applicable law, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed to, after consultation with Parent, as promptly as practicable following the expiration of the Offer, take all action necessary under all applicable laws to duly call, give notice of and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement and approval of the Merger (the "Company Stockholders' Meeting"). The Company has agreed to ensure that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable laws. Parent has agreed to cause all Shares owned of record by it or any of its subsidiaries (including Purchaser) to be voted in favor of adoption of the Merger Agreement. If the Minimum Condition and the other Offer Conditions (as defined below) are satisfied and the Offer is completed, Parent and Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11—"The Transaction Agreements".

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights". The Offer will expire at 12:00 midnight, New York City time, on Friday, February 25, 2011 (which is the end of the day on February 25, 2011), unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date at which the Offer, as so extended, expires (such date, including any such extensions, the "Expiration Date").

        The Offer is conditioned upon (i) the satisfaction of the Minimum Condition, (ii) the expiration or termination of any applicable waiting period under any applicable antitrust law, including the HSR Act and (iii) the satisfaction of the Regulatory Conditions. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer". There is no financing condition to the Offer.

        The Merger Agreement provides that Purchaser may, without the Company's consent, extend the Offer for periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company) if at any then scheduled Expiration Date any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Offer Conditions") are not satisfied or, if permitted under the Merger Agreement, waived. Subject to Purchaser's and Parent's termination rights as described in Section 11—"The Transaction Agreements", if requested by the Company, Purchaser must, and Parent must cause Purchaser to, extend the Offer on one or more occasions for periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company) if at any then scheduled Expiration Date any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. In either case, however, Purchaser will not be permitted or required to extend the Offer beyond the earlier of (i) the termination of the Merger Agreement and (ii) the Outside Date. The "Outside Date" is (x) April 28, 2011 or (y) May 28, 2011 in the event that (1) all of the Offer Conditions have been satisfied or waived as of April 28, 2011 except for (a) the Minimum Condition and (b) the expiration or termination of any applicable waiting period under any applicable antitrust law, including the HSR Act or (2) if Purchaser is exercising its option to extend the Offer and all of the Offer Conditions have been satisfied or waived as of April 28, 2011, except for (a) the Minimum Condition and (b) the Regulatory Conditions.

        The Merger Agreement further provides that if necessary to obtain sufficient Shares such that Parent, Purchaser and their respective subsidiaries hold, in the aggregate, at least 90% of the outstanding Shares, Purchaser may provide for a subsequent offering period (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") (and one or more extensions thereof). Additionally, in the event that more than 80% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer following the Expiration Date, if requested by the Company, Purchaser must, and Parent must cause Purchaser to, provide for a Subsequent Offering Period unless (i) Purchaser exercises the Top-Up Option (as defined in Section 11—"The Transaction Agreements) or (ii) Parent, Purchaser and their respective subsidiaries own more than 90% of the outstanding Shares. The termination rights of the parties to the Merger Agreement are as set forth in the Merger Agreement and remain unaffected by the foregoing provisions in the Merger Agreement.

        Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except during any Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 2011. If the initial offering period has expired and Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares" below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right (in its sole discretion) to (i) increase the Offer Price, (ii) waive, in whole or in part, any Offer Condition and (iii) to make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement, without the prior written consent of the Company, Purchaser may not (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares to be purchased in the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares, (f) change or waive the Minimum Condition or (g) extend or otherwise change the scheduled Expiration Date in a manner other than as required or permitted by the Merger Agreement. The Offer may not be withdrawn prior to the scheduled Expiration Date, unless it has been terminated in accordance with the Merger Agreement.

        The rights reserved by Purchaser by the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer". Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m.,

New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

        The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and promptly pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If Purchaser provides a Subsequent Offering Period, Purchaser will accept for payment, purchase and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer".

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided) or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

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  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Company, the Depositary, Georgeson Inc. (the "Information Agent"), Goldman, Sachs & Co. (the "Dealer Manager") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment.    By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such

Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

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  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

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  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

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  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

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  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

4.     Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 2011.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded.    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for

Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer".

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. Federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xii) persons that have a "functional currency" other than the U.S. dollar; and (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

        This summary is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. Federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

        For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. Holder.

        The descriptions of U.S. Federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in such laws.

        Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year as of the closing of the Offer or the Merger, as applicable. For both corporate and non-corporate taxpayers, the deductibility of capital losses against ordinary income is subject to limitations.

        Consequences of the Offer and the Merger to Non-U.S. Holders.    Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. Federal income tax, unless:

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  your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), and in such event (i) you will be subject to U.S. Federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or

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  you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and in such event you will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during such year).

        Backup Withholding.    All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number ("TIN") and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

        If you do not provide a correct TIN, you may be subject to penalties imposed by the Internal Revenue Service ("IRS"). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. Federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.     Price Range of Shares; Dividends.

        The Shares trade on the NASDAQ Global Select Market under the symbol "GXDX". During 2008 and 2009, the Shares were traded on the NASDAQ Global Market. On January 5, 2010, the Shares commenced trading on the NASDAQ Global Select Market. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NASDAQ

Global Select Market or the NASDAQ Global Market, as applicable, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	$35.89	$24.15
Second Quarter	33.37	24.58
Third Quarter	35.35	26.13
Fourth Quarter	38.13	33.61
Fiscal Year Ended December 31, 2010
First Quarter	$36.73	$29.10
Second Quarter	39.00	15.50
Third Quarter	18.48	13.51
Fourth Quarter	21.44	14.20
Fiscal Year Ending on December 31, 2011
First Quarter (through January 27, 2011)	$24.97	$18.84

        On January 21, 2011, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Company's common stock reported on the NASDAQ Global Select Market was $19.76 per Share. On January 27, 2011, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on the NASDAQ Global Select Market was $24.91.

        The Company has never declared or paid any cash dividend on the Shares.

  Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal executive offices located at 1811 Aston Avenue, Carlsbad, California 92008. The telephone number for the Company is (760) 268-6200. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other publicly available documents and records on file with the SEC and other public sources. The Company is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists ("hem/oncs"). The Company's trained group of hematopathologists ("hempaths") utilizes sophisticated diagnostic technologies to provide a differentiated, specialized and integrated assessment of a patient's condition, aiding hem/oncs in making vital decisions concerning the treatment of malignancies of the blood and bone marrow and other forms of cancer.

        California prohibits general corporations from engaging in the practice of medicine pursuant to both statutory and common-law principles commonly known as the corporate practice of medicine doctrine. Courts have interpreted this doctrine to prohibit non-professional corporations from employing physicians who provide professional services. The hempaths who work with the Company at the Company's laboratory are not Company employees but are employees of Cartesian Medical Group, Inc. ("Cartesian"). Cartesian is a California professional corporation that the Company formed in April 2005. The Company has contracted with Cartesian to provide hematopathology and other pathology services to the Company as an independent contractor pursuant to a professional services agreement between the Company and Cartesian.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.     Certain Information Concerning Novartis AG, Parent and Purchaser.

        General.    Parent is a New York corporation, with its principal executive offices located at 608 Fifth Avenue, New York, NY 10020. The telephone number of Parent is 212-307-1122. Parent is a direct wholly-owned subsidiary of Novartis Corporation, which is an indirect wholly-owned subsidiary of Novartis AG. Parent is a holding company and/or performs finance functions for Novartis AG.

        Novartis Corporation is a New York corporation, with its principal executive offices located at One South Ridgedale Avenue, East Hanover, NJ 07936. The telephone number of Novartis Corporation is 212-307-1122. Novartis Corporation is an indirect wholly-owned subsidiary of Novartis AG. Novartis Corporation is a holding corporation which provides stewardship for the Novartis Group's (as defined below) operations in the US.

        Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Novartis AG, Ciba-Geigy and Sandoz, merged into this new entity, creating the Novartis Group (the "Novartis Group"). Novartis AG is domiciled in and governed by the laws of Switzerland. Its registered office is located at Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41-61-324-1111. The following description of Novartis AG and its business is qualified in its entirety by reference to Novartis AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2010 and its Registration Statement on Form F-4 filed with the SEC on December 23, 2010.

        The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals. Novartis AG is the Novartis Group's Swiss holding company and owns, directly or indirectly, 100% of most significant operating companies, with the particular exception of Alcon, Inc. and its subsidiaries, which are majority owned.

        The Novartis Group provides healthcare solutions that address the evolving needs of patients and societies worldwide. The Novartis Group's broad portfolio includes innovative medicines, preventive vaccines and diagnostic tools, generic pharmaceuticals and consumer health products. The Novartis Group is the only company to have leadership positions in each of these areas.

        The Novartis Group's wholly-owned businesses are organized in four global operating divisions:

  •
  Pharmaceuticals: Innovative patent-protected prescription medicines

  •
  Vaccines and Diagnostics: Human vaccines and blood-testing diagnostics

  •
  Sandoz: Generic pharmaceuticals

  •
  Consumer Health: OTC (over-the-counter medicines), Animal Health and CIBA Vision (contact lenses and lens-care products)

        In addition, the Group's healthcare portfolio is complemented by 77% ownership of Alcon, Inc, which discovers and develops innovative eye care products to improve the quality of life by helping people see better.

        Novartis AG's shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN" and Novartis AG's American Depositary Receipts are listed on the New York Stock Exchange under the symbol "NVS". Novartis AG employed 99,834 full-time equivalent associates as of December 31, 2009 and has operations in approximately 140 countries around the world.

        Purchaser is a Delaware corporation with its principal executive offices located at 608 Fifth Avenue, New York, New York 10020. The telephone number of Purchaser is 212-307-1122. Purchaser is a direct wholly-owned subsidiary of Parent. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged, and does not expect to engage, in any other business activities.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of Novartis AG, Parent and Purchaser and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of Novartis AG, Parent and Purchaser and certain other information are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase and in Schedule I hereto (i) none of Novartis AG, Parent, Purchaser or, to the best knowledge of Novartis AG, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Novartis AG, Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Novartis AG, Parent, Purchaser, any of their affiliates or, to the best knowledge of Novartis AG, Parent and Purchaser, any of the persons or entities referred to in clause (i) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Novartis AG, Parent, Purchaser or, to the best knowledge of Novartis AG, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Novartis AG, Parent or Purchaser or, to the best knowledge of Novartis AG, Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Novartis AG, Parent or any of their subsidiaries or, to the best knowledge of Novartis AG or Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. Except as set forth in this Offer to Purchase, none of Novartis AG, Novartis Corporation, Parent, Purchaser or any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Novartis AG, Novartis Corporation, Parent, Purchaser or any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Novartis AG, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Novartis AG is required to file or furnish reports and other information with the SEC under the Exchange Act. As a foreign private issuer, Novartis AG is exempt from the rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Novartis AG filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $485,000,000, including related transaction fees and expenses. Parent has sufficient funds available to consummate the purchase of Shares in the Offer and the Merger and the other Transactions described above, and will provide sufficient funds to Purchaser to enable it to consummate the Transactions. Parent plans to provide Purchaser with the necessary funds from cash on hand and existing borrowing facilities.

        Purchaser does not believe its financial condition is relevant to the decision of holders of Shares concerning whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  in light of Parent's financial capacity in relation to the amount of consideration payable in the Offer, Purchaser, through Parent, will have sufficient funds, lines of credit or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not properly withdrawn;

  •
  the Offer is not subject to any financing condition; and

  •
  if Purchaser consummates the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        From time to time in the ordinary course of its business, Novartis AG (for purposes of this Section 10, "Novartis") evaluates various business opportunities in an effort to enhance stockholder value and to complement its existing businesses. As part of this process, during the summer of 2010, Novartis evaluated possible ways in which to grow its molecular diagnostics business and identified acquiring an existing diagnostics laboratory as a potential business strategy to effect this growth. The Company was among the potential acquisition candidates identified to execute this strategy.

        During November 2010, Novartis became aware that the Company was interested in seeking a buyer for itself. On November 22, 2010, Peter Kerrane, Global Head of Mergers & Acquisitions of Novartis, contacted representatives of Barclays Capital ("Barclays"), the Company's financial advisor, to confirm that information directly. The representatives of Barclays informed Mr. Kerrane that the Company was seeking a buyer and requested that Novartis execute a confidentiality agreement as the initial step in Novartis's participation in the Company's sale process. Over the course of the next six days, representatives of Novartis and Barclays, on behalf of the Company, negotiated the terms and conditions of a confidentiality agreement. On November 29, 2010, Novartis International AG, a wholly-owned subsidiary of Novartis, and the Company executed this confidentiality agreement.

        On November 30, 2010, representatives of the Company, including Tina S. Nova, Ph.D., the Company's Chief Executive Officer, Samuel D. Riccitelli, the Company's Chief Operating Officer, Douglas A. Schuling, the Company's Chief Financial Officer and Christian V. Kuhlen, M.D., Esq., the Company's General Counsel, provided a management presentation, including a detailed overview of the Company's business, to representatives of Novartis, including Michael Nohaile, Global Head of Novartis Molecular Diagnostics, and certain other senior members of Novartis's Molecular Diagnostics unit. After the presentation, Mr. Nohaile informed Dr. Nova that Novartis was interested in acquiring the Company.

        On December 1, 2010, the Company provided Novartis access to certain due diligence information regarding the Company. From that date until the execution of definitive transaction documentation, Novartis was actively engaged in its due diligence investigation of the Company, including legal due diligence calls and meetings with representatives of the Company, Cooley LLP ("Cooley"), the Company's outside legal counsel, Latham & Wakins LLP, the Company's intellectual property counsel, and Sheppard Mullin Richter & Hampton LLP and Mintz Levin Cohn Ferris Glovsky & Popeo LLP, the Company's special regulatory counsel.

        Between December 1 and December 13, 2010, there were various contacts between representatives of Novartis, on the one hand, and representatives of the Company and of Barclays, on the other hand, relating to Novartis's due diligence investigation of the Company. Mr. Kerrane and representatives of Barclays also had a number of telephone conversations regarding process, and during these conversations representatives of Barclays requested that Novartis submit a bid for the Company no later than December 17, 2010. On December 13, 2010, Mr. Kerrane called representatives of Barclays to further discuss the process and to ask for guidance as to the Company's expectations for an acquisition price for the Company. Representatives of Barclays indicated that the Company was seeking a "meaningful premium" to the Company's share price.

        On December 20, 2010, Novartis sent a letter to Barclays indicating Novartis's preliminary interest in acquiring the Company for a purchase price of between $25.00 and $27.00 per share in cash. Novartis's preliminary indication of interest was subject to certain conditions, including completion of due diligence, receipt of internal Novartis corporate approvals and the execution of mutually acceptable definitive transaction documentation. At this time, Novartis also retained Cravath, Swaine & Moore LLP ("Cravath") to act as its outside legal counsel in connection with a potential acquisition of the Company.

        On December 21, 2010, Mr. Kerrane called representatives of Barclays to discuss the letter sent on December 20, 2010 and the preliminary price range indicated in that letter. Representatives of Barclays pressed Novartis to increase its price range above the high end of the range it had given.

        On the next day, December 22, 2010, the Company posted a revised draft of the Merger Agreement to its electronic due diligence data site. Over the next several days, Mr. Kerrane and representatives of Barclays had a series of telephone conversations to discuss the process, including arranging for a legal diligence call and meeting and for a call between Dr. Nova and David Epstein, Division Head of Novartis Pharmaceuticals.

        The scheduled call between Ms. Nova and Mr. Epstein occurred on December 30, 2010. During the call, Mr. Epstein reaffirmed Novartis's interest in acquiring the Company. That same day, Mr. Kerrane also called representatives of Barclays to discuss Novartis's continuing interest in the Company.

        On December 31, 2010, Novartis sent a letter to Barclays reiterating Novartis's continued interest in acquiring the Company and reaffirming the preliminary price range and the conditions set forth in the letter Novartis sent to Barclays on December 20, 2010. The next day Mr. Kerrane called representatives of Barclays to discuss Novartis's letter of December 31, 2010 and to reiterate its continuing interest in a potential acquisition of the Company.

        On January 6, 2011, Mr. Kerrane called representatives of Barclays to discuss the next steps in the process, and on the next day Cravath sent to Cooley a revised draft of the Merger Agreement. Between January 7, 2011 and January 23, 2011, representatives of Novartis, the Company and their respective outside legal counsel negotiated the terms of the Merger Agreement and the form of the Tender and Support Agreements pursuant to which certain members of the Company Board and certain executive officers of the Company would agree to tender their Shares in the Offer.

        On January 8, 2011, Mr. Kerrane called representatives of Barclays to discuss the preliminary price range proposed by Novartis and reiterated that, after having conducted substantial due diligence, Novartis continued to be interested in acquiring the Company. The representatives of Barclays informed Mr. Kerrane that the strategic committee of the Company Board was meeting on January 12, 2011 and that they were not authorized to discuss Novartis's proposed price range for the Company until they received further guidance from the Company Board. Mr. Kerrane requested that representatives of Barclays provide him with further price guidance no later than January 10, 2011. However, on January 10, 2011, representatives of Barclays called Mr. Kerrane but provided no further price guidance from the committee.

        On January 12, 2011, the date of the scheduled meeting of the strategic committee of the Company Board, Mr. Kerrane called representatives of Barclays and indicated that Novartis was prepared to proceed with a price of $25.00 per share in cash for all the outstanding Shares of the Company, subject to completing certain remaining confirmatory due diligence, completing remaining internal Novartis corporate approvals and entering into mutually acceptable definitive transaction documentation.

        On January 13, 2011, representatives of Barclays called Mr. Kerrane to discuss the Company Board's reaction to Novartis's proposed offer price and the next steps in the process. The representatives of Barclays pressed Mr. Kerrane to increase the offer price and inquired as to when the internal Novartis corporate approvals would be obtained. The representatives of Barclays indicated that there was one party that would be given the opportunity to submit a revised bid. They also indicated that a number of points still needed to be resolved to reach agreement on a definitive merger agreement.

        On January 16, 2011, Mr. Kerrane called representatives of Barclays to indicate that $25.00 per share in cash was Novartis's final offer and that Novartis would be prepared to enter into definitive transaction documentation and announce a transaction as early as Friday, January 21, 2011. Representatives of Barclays indicated that they could not commit on behalf of the Company to any acquisition price or proposed timing for announcement.

        On January 19, 2011, Novartis completed its internal corporate approval process. Novartis then sent a letter to Barclays reiterating a final proposed purchase price of $25.00 per share in cash for all of the outstanding Shares of the Company, subject to execution of mutually acceptable definitive transaction documentation.

        Starting on January 21, 2011, representatives from Novartis and the Company and their respective legal advisors met to negotiate the terms of definitive transaction documentation at the offices of Cravath, in New York City.

        On January 22, 2011, representatives of Barclays Capital called Mr. Kerrane to inform Novartis that the board of directors of the Company was not prepared to approve the transaction with the offer conditions proposed by Novartis, to request additional information on the Novartis entities that would be party to the merger agreement and to request that Novartis increase its offer to $26.00 per share in cash. Later that day, Mr. Kerrane spoke to representatives of Barclays Capital and reiterated that the final offer was $25.00 per share in cash.

        On the morning of January 23, 2011, Novartis informed the Company's advisors that it would not agree to the offer conditions as proposed by the Company, but would agree to a compromise. On January 23, 2011, the Company Board met and unanimously (i) determined that the Merger and the other Transactions were fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions in accordance with the requirements of the DGCL and (iii) resolved to recommend that the Company's stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, adopt the Merger Agreement and approve the Merger. A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

        Early in the morning on January 24, 2011, the Company, Parent and Purchaser executed and delivered the definitive Merger Agreement and Parent and Purchaser and certain directors and executive officers of the Company entered into definitive Tender and Support Agreements. Later that morning, Novartis and the Company each issued a press release announcing the transaction.

        On January 28, 2011, Purchaser commenced the Offer.

11.   The Transaction Agreements.

        The Merger Agreement and the Tender and Support Agreements, and the following summaries of each agreement, have been included to provide investors and stockholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about Novartis AG, Parent, Purchaser or the Company. The representations, warranties and covenants contained in each agreement were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and described in the following summaries, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Investors are not third-party beneficiaries under the Merger Agreement or the Tender and Support Agreements. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties' public disclosures. The following summaries of the agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning Novartis AG, Parent and Purchaser" above. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in any event within 10 business days) after the date of the Merger Agreement. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction, or waiver by Parent or Purchaser if permitted under the Merger Agreement, of the Offer Conditions that are described in Section 15—"Certain Conditions of the Offer". Subject to the applicable rules and regulations of the SEC and the Merger Agreement, Purchaser expressly reserves the right (in its sole discretion) to (i) increase the Offer Price, (ii) waive, in whole or in part, any Offer Condition and (iii) to make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement, without the prior written consent of the Company, Purchaser may not (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares to be purchased in the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares, (f) change or waive the Minimum Condition or (g) extend or otherwise change the scheduled Expiration Date in a manner other than as required or permitted by the Merger Agreement. The Offer may not be withdrawn prior to the scheduled Expiration Date, unless the Merger Agreement has been terminated as described below under "Termination".

        The Merger Agreement provides that Purchaser may, without the Company's consent, extend the Offer for periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company), if at any then scheduled Expiration Date any of the Offer Conditions are not satisfied or if permitted under the Merger Agreement, waived. Subject to Purchaser's and Parent's termination rights as described below under "Termination", if requested by the Company, Purchaser must, and Parent must cause Purchaser to, extend the Offer for periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company), if at any then scheduled Expiration Date any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. However, in either case, Purchaser will not be permitted or required to extend the Offer beyond the earlier of (i) the termination of the Merger Agreement and (ii) the Outside Date. The "Outside Date" is (x) April 28, 2011 or (y) May 28, 2011 in the event that (1) all of the Offer Conditions have been satisfied or waived as of April 28, 2011 except for (a) the Minimum Condition and (b) the expiration or termination of any applicable waiting period under any applicable antitrust law, including the HSR Act or (2) if Purchaser is exercising its option to extend the Offer and all of the Offer Conditions have been satisfied or waived as of April 28, 2011, except for (a) the Minimum Condition and (b) the Regulatory Conditions. Purchaser also must extend the Offer for any period required by any applicable law or interpretation or position of the SEC (or its staff) applicable to the Offer, unless the Merger Agreement has been terminated as described below under "Termination".

        The Merger Agreement further provides that, if necessary to obtain sufficient Shares such that Parent, Purchaser and their respective subsidiaries hold, in the aggregate, at least 90% of the outstanding Shares, Purchaser may, in its sole discretion, provide for a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act (and one or more extensions thereof).

Additionally, in the event that more than 80% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer following the Expiration Date, if requested by the Company, Purchaser must, and Parent must cause Purchaser to, provide for a Subsequent Offering Period unless (i) Parent and Purchaser exercises the Top-Up Option (as defined below under "Top-Up Option") or (ii) Parent, Purchaser and their respective subsidiaries own more than 90% of the outstanding Shares.

        Top-Up Option.    The Company has granted Parent and Purchaser an irrevocable option (the "Top-Up Option"), to purchase from the Company the number of newly-issued shares (the "Top-Up Option Shares") equal to up to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (as defined below) or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option will terminate upon the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms. As used in the Merger Agreement, "on a fully diluted basis" means all Shares that would be outstanding after giving effect to the exercise, conversion or exchange of any Company options, warrants, convertible notes, stock appreciation rights, restricted stock units or other rights to acquire Shares then outstanding (other than Company options that have a per share exercise price that is greater than the Offer Price), regardless of whether or not then vested.

        The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time on or after the Offer Acceptance Time (as defined below), in its sole discretion. However, the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Purchaser constitutes at least one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis and (ii) the Minimum Condition has been satisfied.

        The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either (i) entirely in cash, (ii) by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to such purchase price or (iii) any combination thereof.

        As used in the Merger Agreement, the "Offer Acceptance Time" means the time at which Purchaser accepts, for the first time, for payment and pays for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition.

        The Merger.    The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Following the Effective Time, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly-owned by Parent. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. Upon consummation of the Merger, the by-laws of the Surviving Corporation will be amended and restated to conform to the by-laws of Purchaser, as in effect immediately prior to the Effective Time. Upon consummation of the Merger, the certificate of incorporation of the Surviving Corporation will be amended and restated to conform to Exhibit B attached to the Merger Agreement.

        Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Offer Price paid in the Offer, without any interest (the "Merger Consideration"), less any required withholding taxes, except for (i) Shares owned by the Company or any of its wholly-owned subsidiaries (or held in the Company's treasury) or owned by Parent, Purchaser or any wholly-owned subsidiary of Novartis AG, which will be cancelled and will cease to exist, and (ii) Shares owned by the Company's stockholders who perfect their appraisal rights under the DGCL.

        Pursuant to the Merger Agreement, as soon as practicable and in any event prior to the Effective Time, the Company must take all actions that may be necessary under the plans and award agreements pursuant to which Company options, restricted shares or restricted stock units are outstanding and otherwise to provide that contingent on the Effective Time:

            (i)  each unexercised Company option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled, with the holder becoming entitled to receive in consideration for such cancellation an amount in cash equal to the product of (a) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per Share subject to such Company option and (b) the number of Shares subject to such Company option immediately prior to the Effective Time;

           (ii)  except as otherwise agreed to by the award holder, each award of restricted shares or restricted stock units outstanding immediately prior to the Effective Time will be converted at the Effective Time into an award of restricted shares or restricted stock units, respectively, on the same terms and conditions as were applicable under such award of restricted shares or restricted stock units, respectively, with respect to a number of Novartis Shares (as defined below) (rounded down to the nearest whole share) determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time by the Exchange Ratio (as defined below); and

          (iii)  the Company will ensure prior to the Effective Time that, following the Effective Time, there will be no rights to acquire Shares, Company options, restricted shares or restricted stock units or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Acquired Corporations (as defined below) or the Surviving Corporation.

        As used in the Merger Agreement, (i) "Exchange Ratio" means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Novartis Share Price, (ii) "Novartis Share Price" means the average of the Daily Novartis VWAPs for each of the ten days on which trading occurs on the SIX Swiss Exchange (any such day, a "Trading Day") ending on (and including) the Trading Day prior to the date of the Effective Time, weighted by the total volume of trading in Novartis Shares as reported on the NOVN.VX VWAP page on the Bloomberg Professional Service each such Trading Day, (iii) "Novartis Shares" means ordinary shares of Novartis AG with a nominal value of CHF 0.50 each and (iv) "Daily Novartis VWAP" means, for any Trading Day, the per share volume-weighted average price of Novartis Shares as reported on the NOVN.VX VWAP page (which prices are displayed in Swiss Francs) on the Bloomberg Professional Service in respect of the period from the open of trading on the relevant Trading Day to the close of such Trading Day, converted into United States Dollars on the basis of the USD/CHF London spot rate prevailing at 4:30 pm (London time) for such Trading Day reported on the Bloomberg Professional Service under function "BFIX".

        Representations and Warranties.    In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser relating to the Acquired Corporations, including representations relating to: subsidiaries; due organization; organizational documents; capitalization; SEC filings; financial statements; absence of changes; title to assets; real property and equipment; intellectual property; contracts; liabilities; compliance with laws and other regulatory matters; certain business practices; governmental authorizations; tax matters; employee matters and benefit plans; environmental matters; insurance; transactions with affiliates; legal proceedings and orders; authority and binding nature of the Merger Agreement; inapplicability of takeover laws; stockholder vote; non-contravention and consents; receipt of a fairness opinion; the Company's financial advisor; Rule 14d-10 under the Exchange Act; disclosure; unlawful practice of medicine; and certain acknowledgments by the Company.

        As used in the Merger Agreement, the "Acquired Corporations" means, collectively, the Company and each of its subsidiaries and Cartesian and each of its subsidiaries.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to: the due organization of Parent and Purchaser; formation and purpose of Purchaser; authority and binding nature of the Merger Agreement; non-contravention and consents; disclosure; Parent or any of its affiliates not being an "interested stockholder" under the DGCL; legal proceedings and orders; sufficiency of funds; and certain acknowledgements by Parent and Purchaser.

        Operating Covenants.    The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time or the date, if any, on which the Merger Agreement is terminated (the "Pre-Closing Period") except (i) as required by or specifically permitted under the Merger Agreement, (ii) with the prior written consent of Parent or (iii) as set forth in the Company's disclosure schedule, the Company must, and must cause each subsidiary of the Company to, conduct its businesses and operations in the ordinary course and consistent with past practices and in material compliance with all applicable laws and the requirements of all material contracts. The Company must use commercially reasonable efforts to ensure that Cartesian conducts its business and operations in the ordinary course and consistent with past practices and in material compliance with all applicable laws and the requirements of all material contracts. The Company must also use commercially reasonable efforts to preserve intact the material components of its current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain its relations and goodwill with all material suppliers, material customers and governmental bodies; however, the Acquired Corporations are under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

        Additionally, the Company is (and will cause the other Acquired Corporations to be) subject to customary operating covenants and restrictions, including, but not limited to, restrictions relating to: dividends and other distributions; repurchasing, redeeming or otherwise reacquiring any shares of capital stock or other securities; any stock split, reverse stock split, reclassification, recapitalization or other similar transactions; selling, issuing or granting any shares of capital stock or other security, including any option, call, warrant or right to acquire any share of capital stock or other security, or any security convertible into or exchangeable for any share of capital stock or other security; establishing or amending any employee plan or employee agreement, or amending or waiving any rights or other benefits thereunder; increasing the compensation or benefits of, or paying any bonus to, any current or former officer, other employee, independent contractor, consultant or director; amending or permitting the adoption of any amendment to the Company's certificate of incorporation or bylaws or other charter or organizational documents; forming any subsidiary or acquiring any share of capital stock or other security of any other entity, or entering into any joint venture, partnership, limited liability company or similar arrangement; making certain capital expenditures; entering into any new material contract, or amending or prematurely terminating, or waiving or exercising any material right or remedy under, any existing material contract; acquiring, leasing or licensing any material right or asset from any other person; disposing of, leasing or licensing any material right or asset to any other person; subjecting to any encumbrance any material right or assets; waiving or relinquishing any material rights; lending money to any person or incurring or guaranteeing any indebtedness; making any material tax election; commencing or settling any legal proceeding; changing any methods of accounting or accounting practices; entering into any new line of business; hiring or laying off any employees, discontinuing certain business operations, implementing any early retirement or separation program, or announcing or planning for any such matters; entering into any collective bargaining or other union agreements or committing to enter into any such agreements; entering into any contract, or amending or prematurely terminating, or waiving or exercising any material right or remedy under, any contract, if it would have certain adverse effects; or agreeing or committing to take any of the actions described above.

        No Solicitation.    The Merger Agreement contains provisions generally prohibiting, during the Pre-Closing Period, the Acquired Corporations, as well as any of their respective officers, directors, employees, attorneys, accountants, advisors and representatives (collectively, "Representatives"), from:

            (i)  soliciting, initiating, encouraging, inducing or facilitating the submission or announcement of any Acquisition Proposal (as defined below) (including by granting any waiver under Section 203 of the DGCL);

           (ii)  furnishing any information regarding any of the Acquired Corporations to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;

          (iii)  engaging in discussions or negotiations with any person with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal;

          (iv)  approving, endorsing or recommending any Acquisition Proposal;

           (v)  entering into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction (as defined below); or

          (vi)  agreeing to do any of the foregoing.

        However, prior to the Offer Acceptance Time, the restrictions above will not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any person in response to a bona fide written Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (i) none of the Acquired Corporations or any of their respective Representatives has breached the no solicitation and related provisions set forth in Section 5.3 of the Merger Agreement, (ii) the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, that such Acquisition Proposal is or could reasonably be expected to result in a Superior Offer (as defined below) and, after consultation with outside legal counsel, that the failure to take such action would reasonably constitute a breach of fiduciary duties of the Company Board under applicable laws (iii) at least 2 business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement in a customary form that is no less favorable to the Company than the Confidentiality Agreement dated November 29, 2010 between the Company and Novartis International AG and (iv) the Company furnishes such nonpublic information to Parent prior to or concurrent with the time such nonpublic information is furnished to such person (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent).

        The Merger Agreement also provides that the Company must promptly (and in no event later than 24 hours after receipt) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations that is made by any person during the Pre-Closing Period. The Company must (i) keep Parent reasonably informed with respect to the status and details of any such Acquisition Proposal, inquiry, indication of interest or request and any discussions or negotiations concerning its terms and conditions and (ii) provide to Parent promptly (and in no event later than 24 hours after its receipt or delivery) copies of all correspondence and other written material relating to any such Acquisition Proposal, inquiry, indication of interest or request exchanged between the Acquired Corporations and the person making such Acquisition Proposal, inquiry, indication of interest or request.

        No Adverse Change Recommendation.    The Merger Agreement also prohibits the Company Board and any committee thereof from (i)  withdrawing or modifying in a manner adverse to Parent or Purchaser, or publicly proposing to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (ii) approving or recommending, or proposing publicly to approve or recommend, any Acquisition Proposal (any action described in clauses (i) and (ii), an "Adverse Change Recommendation") or (iii) approving or recommending, or proposing to approve or recommend, or permitting any Acquired Corporation to execute or enter into any contract constituting or related to, or that is intended to or would be reasonably likely to lead to, any Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to terminate, delay or fail to consummate, or that would otherwise materially impede or be inconsistent with, the any of the Transactions (other than a confidentiality agreement entered into in accordance with the no solicitation provisions). Notwithstanding anything to the contrary contained in the foregoing, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation (a) in response to an Intervening Event (as defined below) if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law or (b) in response to an Acquisition Proposal that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, is a Superior Offer if Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law.

        Parent Match Right.    An Adverse Recommendation Change may not be made pursuant to the no solicitation provisions of the Merger Agreement unless (i) the Company has given Parent prior written notice of its intention to make an Adverse Change Recommendation at least 3 business days prior to making any Adverse Change Recommendation and, in the case of an Intervening Event, describing such Intervening Event (a "Change of Recommendation Notice"), or in the case of a Superior Offer, including the terms and conditions of such Superior Offer, the identity of the party making such Superior Offer and attaching any written agreement relating to such Superior Offer (a "Superior Offer Notice"), (ii) the Company has given Parent a 3 business day "match right" after Parent's receipt of such notice whereby Parent was given an opportunity to propose revisions to the terms of the Merger Agreement or make another proposal and to negotiate in good faith with Parent with respect to such proposed revisions or other proposal and (3) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal, if any, the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company's stockholders under applicable law and, in the case of a Superior Offer, the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, that such Superior Offer continues to meet the definition of "Superior Offer". Any material change in the facts relating to an Intervening Event or any amendment to any material term or condition of a Superior Offer will require a new Change of Recommendation Notice or Superior Offer Notice, respectively, and a new three business day "match right".

        The Merger Agreement does not prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act, subject to the restrictions relating to making an Adverse Change Recommendation or other recommendation inconsistent with the Transactions as described above.

        As used in the Merger Agreement, "Acquisition Proposal" means any indication of interest, offer or proposal (other than by Parent or one or more of its subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

        As used in the Merger Agreement, "Acquisition Transaction" means any transaction or series of transactions involving (i) any merger, other business combination, issuance or acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving any Acquired Corporation and (a) in which a person or "group" (as defined in the Exchange Act) of persons acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of any of the Acquired Corporations or any surviving entity or (b) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets accounting for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations or (iii) any liquidation or dissolution of any of the Acquired Corporations.

        As used in the Merger Agreement, "Intervening Event" means, with respect to the Company, a material event or circumstance that does not relate to any Acquisition Proposal that was not known to the Company Board on the date of the Merger Agreement or, if known, the consequences of which were not known to or reasonably foreseeable by the Company Board on such date, which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the Offer Acceptance Time.

        As used in the Merger Agreement, "Superior Offer" means an unsolicited, bona fide written Acquisition Proposal made by a third party pursuant to which such third party or its stockholders would acquire, directly or indirectly, all or substantially all of the Shares or the assets of the Company and its subsidiaries (i) on terms that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, to be more favorable, from a financial point of view, to the Company's stockholders than the terms of the Offer and the Merger, taking into account all the terms and conditions of such Acquisition Proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement) and (ii) that is reasonably capable of being completed on the terms and conditions proposed taking into account all relevant factors. However, no Acquisition Proposal will be deemed to be a "Superior Offer" if any financing required to consummate such Acquisition Proposal is not fully committed or is a condition to the closing of such transaction.

        Stockholders Meeting.    The Merger Agreement provides that the Company will, if the adoption of the Merger Agreement by the Company's stockholders is legally required in order to consummate the Merger, take all action necessary under all applicable law to duly call, give notice of and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement and approval of the Merger.

        Employee Benefit Matters.    The Merger Agreement provides that, for a period of one year following the Effective Time, Parent will provide to each employee of the Acquired Corporations who continues to be employed by Parent or the Surviving Corporation (or any of its subsidiaries) (the "Continuing Employees") total compensation at least substantially comparable in the aggregate to the compensation provided to such Continuing Employee immediately prior to the execution of the Merger Agreement. However, Parent is permitted to (i) change or modify benefit levels prior to such date if necessary or reasonably advisable in connection with changes in applicable law and (ii) take any actions necessary to migrate Continuing Employees to the employee benefit plans, policies and arrangements of Parent or its subsidiaries. Parent will also, or will cause the Surviving Corporation and its subsidiaries to, assume the liability for any accrued personal, sick or vacation time and allow each Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the applicable Acquired Corporation.

        The Merger Agreement also provides that, for a period of one year following the Effective Time, all Continuing Employees will be eligible to participate in the Surviving Corporation's health and welfare benefit plans to the extent they were eligible to participate in comparable employee plans immediately prior to the Effective Time. However, (i) nothing in the Merger Agreement limits the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or any other plan, program, policy or arrangement at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then the Continuing Employees will be eligible to participate in Parent's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent and to the extent the Continuing Employees are eligible to participate in comparable plans of the Surviving Corporation immediately prior to such termination. If service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation made available to Continuing Employees, Parent will use commercially reasonable efforts to ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company, provided such credit does not result in the duplication of benefits.

        Indemnification of Officers and Directors.    The Merger Agreement provides that, from the Effective Time until the sixth anniversary of the Effective Time, all rights to indemnification by the Company and its subsidiaries existing in favor of the directors and officers of the Company or any of its subsidiaries as of the date of the Merger Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as in effect as of the date of the Merger Agreement under the certificate of incorporation and bylaws of the Company and its subsidiaries and under the indemnification agreements between the Company and its subsidiaries, on the one hand, and the Indemnified Persons, on the other hand, will survive the Merger and will continue in full force and effect in accordance with their terms.

        The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of the Merger Agreement (the "Existing D&O Policy") or provide substitute policies or a six-year "tail policy", in each case, on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. However, in no event will Parent be required to expend in any one year an amount in excess of 200% of the annual premium paid by the Company on November 4, 2010 under the Existing D&O Policy, and if the annual premium payable for such insurance coverage exceeds such 200% amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost equal to such 200% amount.

        Regulatory Approvals.    The Merger Agreement provides that, as soon as reasonably practicable after the date of the Merger Agreement and in no event later than 10 business days after the date of the Merger Agreement, each of the Company and Parent will file all notices, reports and other documents required to be filed by such party with any applicable federal, state, local, municipal, foreign or other governmental or quasi-governmental authority (including any department, agency, commission, instrumentality or court) ("Governmental Body") with respect to the Merger Agreement and the Transactions, and submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent must use reasonable best efforts to obtain any government clearances or authorizations required, proper or advisable any applicable antitrust law, including the HSR Act, and to contest and resist any action and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that restricts, prevents or prohibits the consummation of the Offer or the Merger under any such antitrust law. Each of the Company and Parent must cooperate with each other in connection with making any filings with any Governmental Body required, proper or advisable to be made pursuant to any applicable antitrust law, including the HSR Act, and obtaining any such clearances or authorizations and in responding to any legal proceeding by or before any Governmental Body with respect to the Transactions.

        Notwithstanding anything to the contrary contained in the Merger Agreement, Parent and Purchaser will not be required, and none of the Acquired Corporations will be permitted without the prior written consent of Parent, to undertake any efforts or to take any action if the taking of such efforts or action would reasonably be expected to result in a Substantial Detriment (as defined below).

        As used in the Merger Agreement, "Substantial Detriment" means (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective affiliates of any portion of the business, properties or assets of any Acquired Corporation, Parent or any of their respective affiliates, (ii) any Acquired Corporation, Parent or any of their respective affiliates being compelled to dispose of or hold separate any portion of the business, properties or assets of any Acquired Corporation, Parent or any of their respective affiliates, in each case as a result of the Transactions, (iii) any prohibition or limitation on the ability of Parent or any of its affiliates to acquire or hold, or exercise full right of ownership of, any shares of the capital stock or other securities of any Acquired Corporation (including the acquisition of the Shares pursuant to the Offer) or (iv) any prohibition or limitation on Parent or any of its affiliates effectively controlling the business or operations of any Acquired Corporation.

        Directors.    The Merger Agreement provides that subject to compliance with the Company's certificate of incorporation and bylaws, applicable law and the applicable NASDAQ Marketplace Rules, Purchaser is entitled following the Offer Acceptance Time to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as would represent a percentage of the entire Company Board equal to the percentage of the total number of outstanding Shares beneficially owned by Parent, Purchaser and any of their affiliates (including Shares accepted for payment pursuant to the Offer). Upon request from Purchaser, the Company has agreed to take all such actions necessary to elect or designate to the Company Board the individuals so designated by Purchaser, including promptly increasing the size of the Company Board and/or promptly securing the resignations of such number of its incumbent directors, in each case as is necessary or desirable to enable Purchaser's designees to be so elected or designated to the Company Board. From and after the Offer Acceptance Time, to the extent requested by Purchaser, the Company must also cause persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) the board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable law and applicable NASDAQ Marketplace Rules.

        The Merger Agreement also provides that, in the event that Purchaser's designees are elected or designated to the Company Board as set forth above, then, until the Effective Time, the Company will cause the Company Board to maintain three directors who were members of the Company Board on or prior to the date of the Merger Agreement and who are not officers, directors or employees of Parent, Purchaser or any of their affiliates, each of whom must be an "independent director" as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company's audit committee under the Exchange Act and NASDAQ Marketplace Rules and at least one of whom will be an "audit committee financial expert" as defined in Item 407(d)(5)(ii) or (iii) of Regulation S-K (the

"Continuing Directors"). If any Continuing Director no longer is able to serve due to death, disability or resignation, the Company must take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Directors are entitled to elect or designate another person to fill such vacancy. In addition, after the Offer Acceptance Time and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors will (in addition to the approvals of the Company Board or the stockholders of the Company as may be required under the Company's certificate of incorporation, bylaws or applicable law) be required (i) for the Company to amend or terminate the Merger Agreement or (ii) to exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement if such action would adversely affect, or would reasonably be expected to adversely affect, the Company's stockholders (other than Parent or Purchaser), (iii) to amend the Company's certificate of incorporation or bylaws if such action would adversely affect, or would reasonably expected to adversely affect, the Company's stockholders (other than Parent or Purchaser) or (iv) to take any other action of the Company Board in connection with the Merger Agreement, if such exercise, waiver, amendment or other action would adversely affect the holders of Shares (other than Parent or Purchaser).

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

            (i)  if required by applicable law, the Merger Agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding Shares;

           (ii)  no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling has been issued by any Governmental Body of competent jurisdiction and remains in effect, and there is not any law enacted or deemed applicable to the Merger, that has the effect of making illegal, prohibiting or otherwise preventing the consummation of the Merger; and

          (iii)  Purchaser (or Parent on Purchaser's behalf) has accepted for payment and paid for all of the Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by Purchaser pursuant to the Merger Agreement, if any).

        Termination.    The Merger Agreement may be terminated prior to the Effective Time:

            (i)  by mutual written consent of Parent and the Company;

           (ii)  by either Parent or the Company if the Offer has expired without the acceptance for payment of Shares pursuant to the Offer; however, a party is not permitted to terminate the Merger Agreement if such party's breach of the Merger Agreement was the primary cause of, or primarily resulted in the failure of, the acceptance for payment of Shares pursuant to the Offer and such party has not cured such failure pursuant to the Merger Agreement within a specified period;

          (iii)  by either Parent or the Company if any Governmental Body of competent jurisdiction has issued a final and nonappealable injunction, order, decree or ruling, or any law enacted or deemed applicable to the Offer or the Merger exists, having the effect of making illegal or permanently prohibiting or otherwise preventing consummation of the Offer or the Merger;

          (iv)  by Parent at any time prior to the acceptance for payment of Shares pursuant to the Offer if (a) whether or not permitted to do so, the Company Board has made an Adverse Change Recommendation, or approved, recommended or declared advisable any Acquisition Proposal, (b) the Company Board fails publicly to reaffirm the Company Board Recommendation within ten days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (c) the Company has entered into any definitive agreement with respect to any Acquisition Proposal, including a Superior Offer entered into in accordance with the terms of the Merger Agreement;

           (v)  by the Company if Purchaser (a) has not commenced the Offer on or prior to the 10th business day after the public announcement of the execution of the Merger Agreement or (b) has terminated the Offer without having accepted any Shares for payment; however, the Company is not permitted to terminate the Merger Agreement pursuant to this clause if such failure or termination (x) is curable by Parent and Parent is continuing to exercise its reasonable best efforts to cure such failure or termination, unless such failure or termination remains uncured within a specified period or (y) is attributable to a failure on the part of the Company to perform any covenant or obligation in the Merger Agreement required to be performed by the Company at or prior to the 10th business day after either the public announcement of the execution of the Merger Agreement or the date of termination of the Offer;

          (vi)  by either Parent or the Company if the acceptance for payment of Shares pursuant to the Offer has not occurred on or prior to the close of business on the date that is the Outside Date; however, a party is not permitted to terminate the Merger Agreement if such party's breach of the Merger Agreement was the primary cause of or primarily resulted in the failure of the acceptance for payment of Shares pursuant to the Offer and such party has not cured such failure pursuant to the Merger Agreement within a specified period;

         (vii)  by the Company at any time prior to the acceptance for payment of Shares pursuant to the Offer, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting such Superior Offer, if (a) such Superior Offer did not result from any breach of the no solicitation and related provisions of the Merger Agreement, (b) the Company has not otherwise breached any of its representations or warranties or failed to perform any of its covenants or obligations contained in the Merger Agreement, such that certain Offer Conditions specified in the Merger Agreement relating to the accuracy of the representations and warranties of the Company, the performance of the Company's covenants and obligations and there being no Material Adverse Effect (as defined below) with respect to the Company, could not then be satisfied and (c) the Company Board, after satisfying the "match right" provisions discussed above, has authorized the Company to enter into such binding written definitive acquisition agreement;

        (viii)  by Parent if a breach of any representation or warranty or failure to perform any covenant or obligation contained in the Merger Agreement on the part of the Company has occurred that would cause a failure of certain Offer Conditions specified in the Merger Agreement relating to the accuracy of the representations and warranties of the Company, the performance of the Company's covenants and obligations or there not existing a Material Adverse Effect with respect to the Company; however, if such a breach is curable by the Company within 30 days of the date Parent gives the Company notice of such breach and the Company is continuing to exercise its reasonable best efforts to cure such breach, then Parent may not terminate the Merger Agreement under this clause unless such breach remains uncured within a specified period; or

          (ix)  by the Company if a breach of any representation or warranty or failure to perform any covenant or obligation contained in the Merger Agreement on the part of Parent has occurred that would have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions; however, if such a breach is curable by Parent within 30 days of the date the Company gives Parent notice of such breach and Parent is continuing to exercise its reasonable best efforts to cure such breach, then the Company may not terminate the Merger Agreement under this clause unless such breach remains uncured within a specified period.

        Termination Fees.    The Company must pay to Parent, in cash, a nonrefundable fee in the amount equal to $16,500,000 (the "Termination Fee") if (1) (A) the Merger Agreement is terminated by Parent or the Company pursuant to clauses (ii) or (vi) above or by Parent pursuant to clause (viii) above, (B) after the date of the Merger Agreement and at or prior to the time of the termination of the

Merger Agreement an Acquisition Proposal has been made, commenced, submitted or announced and (C) the Company consummates or is subject to a Specified Acquisition Transaction (as defined below) within 15 months of such termination or the Company or any of its Representatives signs a definitive agreement within 15 months of such termination providing for a Specified Acquisition Transaction or (2) this Agreement is terminated by Parent pursuant to clause (iv) above or by the Company pursuant to clause (vii) above. Any Termination Fee payable will be paid as follows: (x) in the case of clause (1), on the earlier of the entry into an agreement with respect to a Specified Acquisition Transaction or the consummation of a Specified Acquisition Transaction and (y) in the case of clause (2), within 2 business days after a demand for payment by Parent following termination of the Merger Agreement, provided that in the event of a termination of the Merger Agreement under clause (vii) above, the Termination Fee will be paid as a condition to the effectiveness of such termination.

        As used in the Merger Agreement, a "Specified Acquisition Transaction" means any transaction or series of transactions involving (i) any merger, other business combination, issuance or acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and in which a person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities or voting power of any class of voting securities of any of the Acquired Corporations or any surviving entity or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute or account for more than 50% of the consolidated net revenues, net income or assets of any of the Acquired Corporations.

        Amendment.    The Merger Agreement provides that, prior to the Effective Time, and subject to the terms of the Merger Agreement, the Merger Agreement may be amended with the approval of the Company and Parent at any time (whether before or after the adoption of the Merger Agreement by the Company's stockholders). However, after any such adoption of the Merger Agreement by the Company's stockholders, no amendment will be made which by applicable law requires further approval of the stockholders of the Company without the further approval of such stockholders.

The Tender and Support Agreements

        On January 24, 2011, each director and executive officer of the Company entered into a tender and support agreement with Parent and Purchaser (collectively, the "Tender and Support Agreements") under which such director or executive officer, among other things, (i) agreed to tender all of their Shares (other than Restricted Shares) pursuant to the Offer, (ii) agreed to vote such Shares in favor of the Merger and the adoption and approval of the Merger Agreement and the Transactions and against (A) any action that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement, (B) any Acquisition Proposal, (C) any amendment to the Company's certificate of incorporation or bylaws, (D) any change in the capitalization of the Company or the Company's corporate structure and (E) any other action which would reasonably be expected to, or is intended to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger, any of the other Transactions, the Merger Agreement or such director's or executive officer's Tender and Support Agreement, (iii) agreed to certain restrictions on the transfer of such Shares or entering into any arrangements with respect to the voting of such Shares or that are otherwise inconsistent with the terms of such director's or executive officer's Tender and Support Agreement, (iv) agreed not to exercise any appraisal rights, dissenters' rights or any similar rights in respect of such Shares which may arise in connection with the Merger and (v) granted to Parent and Purchaser, or any of their nominees, an irrevocable proxy to vote in favor of the Merger, the adoption and approval of the Merger Agreement and the other Transactions and against any of the actions set forth in (ii)(A)-(E) above. The Tender and Support Agreements will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time. As of January 24, 2011, the outstanding Shares subject to the Tender and Support Agreements represented 1% of the total outstanding Shares.

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

        Statutory Requirements.    In general, under the DGCL, a merger of two Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation's certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company's stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Purchaser would own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

        The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

        Plans for the Company.    Novartis plans for the Company to become a part of Novartis Molecular Diagnostics, a unit within the Novartis Pharmaceuticals Division. Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Novartis intends to continue to evaluate the business and operations of the Company both during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such additional actions as it deems appropriate under the circumstances then existing with a view to enhancing the development of the Company's potential in conjunction with Novartis's existing business.

        Except as set forth in this Offer to Purchase, Purchaser and Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's present dividend rate or policy, or indebtedness or capitalization or (iv) any other material change in the Company's corporate structure or business.

        Appraisal Rights.    No appraisal rights are available to the Company stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the "fair value" of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares.

        The value so determined could be more or less than, or the same as, the Offer Price or the Merger Consideration. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Novartis AG, Purchaser and Parent. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are quoted on the NASDAQ Global Select Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASDAQ Global Select Market for continued quotation on the NASDAQ Global Select Market. The rules of the NASDAQ Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from the NASDAQ Global Select Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ Global Select Market for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

        Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on the NASDAQ Select Global Market. After consummation of the Offer, Parent and Purchaser currently intend to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time or the date, if any, on which the Merger Agreement is terminated, except with the prior written consent of Parent or as required by or specifically permitted under the Merger Agreement, neither the Company nor any of the other Acquired Corporations will declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities.

15.   Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, and subject to the Merger Agreement and any applicable rules and regulations of the SEC, Purchaser will not be required to accept for payment or pay for any validly tendered Shares pursuant to the Offer if:

        (a)   by 12:00 midnight, Eastern Time, on the Expiration Date, the number of Shares validly tendered in the Offer and not properly withdrawn, together with the Shares then beneficially owned by Parent or Purchaser (if any), does not represent at least a majority of (i) all Shares then outstanding (including any shares held in escrow and any restricted share) plus (ii) all Shares issuable upon the exercise, conversion or exchange of any Company options, warrants, convertible notes, stock appreciation rights, restricted stock units or other rights to acquire Shares then outstanding (other than Company options that have a per share exercise price that is greater than the Offer Price), regardless of whether or not then vested (the "Minimum Condition"); or

        (b)   at any time after the date of the Merger Agreement, and before acceptance for payment of any of the Shares, any of the following conditions have not been satisfied or waived:

            (i)  the representations and warranties of the Company set forth in Section 3.1 (Subsidiaries; Due Organization, Etc.), Sections 3.3(a), (b), the first two sentences of (c), (d), (e) and (f) (Capitalization, Etc.), Section 3.11 (Compliance with Legal Requirements; Other Regulatory Matters), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.21 (Takeover Laws), Section 3.22 (Vote Required), Section 3.25 (Financial Advisor) and Section 3.28 (Unlawful Practice of Medicine) of the Merger Agreement, (A) have been true and correct in all material respects as of the date of the Merger Agreement, and will be true and correct in all material respects at and as of the Expiration Date as if made on and as of such date (it being understood that, for purposes of determining whether such representations and warranties are true and correct, (1) all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties will be disregarded and (2) the truth and correctness of those representations or warranties that address matters only as of a specific date will be measured (subject to the applicable materiality standard as set forth above) only as of such date) and (B) with respect to Section 3.11 and Section 3.28 only, the failure to be true and correct in all material respects has had or would reasonably be expected to have an appreciably adverse impact on the business assets, liabilities, financial condition or results of operations of the Acquired Corporations taken as a whole;

           (ii)  the representations and warranties of the Company set forth in the Merger Agreement (other than those referred to in clause (i) above) have been true and correct in all respects as of the date of the Merger Agreement, and will be true and correct in all respects at and as of the Expiration Date as if made on and as of such date, except that any failure of such representations and warranties to be true and correct will be disregarded if the circumstances giving rise to all such failures (considered collectively) have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining whether such representations and warranties are true and correct, (1) all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties will be disregarded and (2) the truth and correctness of those representations or warranties that address matters only as of a specific date will be measured (subject to the applicable materiality standard as set forth above) only as of such date);

          (iii)  the Company has performed or complied in all material respects with any covenant or obligation that the Company is required to comply with or to perform under the Merger Agreement prior to the Expiration Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform has been cured pursuant to the Merger Agreement;

          (iv)  since the date of the Merger Agreement, there has not occurred a Material Adverse Effect and no events, violations, inaccuracies, circumstances or other matters will have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

           (v)  Purchaser has received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that each of the conditions described in clauses (i), (ii), (iii) and (iv) above has been satisfied;

          (vi)  (A) the waiting period applicable to the Offer under any applicable antitrust law, including the HSR Act, has expired or been terminated and (B) the Specified License (as defined below) is and has remained since the date of the Merger Agreement, valid and in all material respects in full force and effect, except for the failure to be valid and in full force and effect that has not had and would not reasonably be expected to have an appreciably adverse impact on the business, assets, liabilities, financial condition or results of operations of the Acquired Corporation taken as a whole;

         (vii)  the Company Board (1) has not made any Adverse Change Recommendation or accepted, recommended or declared advisable any Acquisition Proposal and (2) has not failed publicly to reaffirm the Company Board Recommendation within ten days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal;

        (viii)  no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling has been issued by any Governmental Body of competent jurisdiction (including any State Health Care Administration, as defined below) and remains in effect, and there is not any law (including any State Health Care Statute, as defined below) enacted or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under any applicable antitrust law, including the HSR Act, that (1) has the effect of making illegal, prohibiting or otherwise preventing the consummation of the Offer or the Merger or (2) would reasonably be expected to result in a Substantial Detriment;

          (ix)  there has not been instituted or pending any legal proceeding by a Governmental Body (including any State Health Care Administration) having authority over Parent, Purchaser, any Acquired Corporation, the Offer or the Merger (1) seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger or (2) which, if successful, would reasonably be expected to result in a Substantial Detriment (such condition, together with the conditions specified in (vi)(B) and (viii) above, the "Regulatory Conditions"); and

           (x)  the Merger Agreement has not been validly terminated in accordance with its terms.

        The conditions above are for the sole benefit of Parent and Purchaser and may be waived only by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. However, the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company's sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

        As used in the Merger Agreement, an event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Merger Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Acquired Corporations taken as a whole, excluding any effect to the extent it results from or arises out of (a) any change in the market price or trading volume of the Company's stock (though the underlying causes may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (b) any event, circumstance, change or effect that directly results from the public announcement or pendency of the Transactions, (c) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, so long as the Acquired Corporations are not adversely affected disproportionately relative to the other participants in such industries, (d) any fluctuations in the value of any currency, so long as the Acquired Corporations are not adversely affected disproportionately relative to other participants in the industries in which the Acquired Corporations operate, (e) any act of terrorism, war, national or international calamity or any other similar event, so long as the Acquired Corporations are not adversely affected disproportionately relative to other participants in the industries in which the Acquired Corporations operate, (f) the failure of the Company to meet internal or analysts' expectations or projections or the results of operations of the Company for the fiscal year ended December 31, 2010 or subsequent quarters (though the underlying causes may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect) or (g) any change in, or any compliance with or action taken for the purpose of complying with, any law or GAAP, so long as the Acquired Corporations are not adversely affected disproportionately relative to other participants in the industries in which the Acquired Corporations operate or (ii) the ability of the Company to consummate the Offer or the Merger or the other Transactions.

        As used in the Merger Agreement, the "Specified License" means the Clinical Laboratory Governmental Authorization of the Company with certificate number 79683 and license number 800019985 issued by the Division of Health Quality Assurance of the Florida Agency for Health Care Administration.

        As used in the Merger Agreement, "State Health Care Administration" means the State of Florida Agency for Health Care Administration or any other similar Governmental Body in any jurisdiction.

        As used in the Merger Agreement, "State Health Care Statute" means Florida Statutes, Title XXIX, Chapter 408 (including the Florida Health Care Licensing Procedures Act), Florida Statutes, Title XXXII, Chapter 483 (including the Florida Clinical Laboratory Act) or any other similar law in any jurisdiction.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer".

        State Takeover Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL as described below) purport to apply to the Offer or the Merger, Parent and Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement, the Tender and Support Agreement, and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, and such action is effective as of January 23, 2011.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the

Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer".

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on January 28, 2011, and, if so filed, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about February 14, 2011, unless earlier terminated by the FTC and the Antitrust Division, or Parent or the Company, as applicable, receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or the Company, as applicable, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10-calendar days following the date of Parent's or the Company's, as applicable, substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Other Foreign Laws.    The Company and Parent and certain of their respective subsidiaries and affiliates conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

        If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15—"Certain Conditions of the Offer".

        Litigation.    On January 27, 2011, two putative class-action lawsuits (Page v. Genoptix, Inc., Case No. 37-2011-00050762-CU-BT-NC, and Schwitters v. Genoptix, Inc., Case No. 37-2011-00050783-CU-BT-NC) were filed in the Superior Court of the State of California, San Diego County, against the Company, each member of the Company's board of directors (including its president and chief executive officer), its chief financial officer, Novartis AG, Parent, and Purchaser. The complaints are brought by Timothy Page and Larry Schwitters, each claiming to be a stockholder of the Company, and each acting on his own behalf and on behalf of others similarly situated. The complaints allege that the Company's directors breached their fiduciary duties in connection with the proposed sale of the Company to Novartis, and that the other defendants aided and abetted these alleged breaches of fiduciary duty. Specifically, plaintiffs contend that the Company's directors agreed to sell the Company to Novartis at an unfair price and via an unfair process that doesn't properly compensate the Company's stockholders. The actions seek injunctive relief, among other remedies, and an award of costs, including a reasonable allowance for attorneys' and experts' fees. The Company intends to vigorously defend against these claims.

17.   Fees and Expenses.

        Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer, for which services it will receive customary compensation. Parent and Purchaser have agreed to reimburse Goldman, Sachs & Co. for reasonable costs and expenses incurred in connection with it's engagement, and to indemnify it and certain related parties against specified liabilities. In the ordinary course of Goldman, Sachs & Co.'s businesses, it and its affiliates may actively trade or hold securities or loans of Novartis AG and the Company for its own account or for the accounts of customers and, accordingly, Goldman, Sachs & Co. or its affiliates may at any time hold long or short positions in these securities or loans.

        Parent and Purchaser have retained Georgeson Inc. to act as the Information Agent and JPMorgan Chase Bank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Novartis AG, Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

        Novartis AG, Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

        GO MERGER SUB, INC.

  January 28, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
NOVARTIS AG, PARENT AND PURCHASER

        1.    Directors and Executive Officers of Novartis AG.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Novartis AG. The current business address of each person is Novartis AG, Lichstrasse 35, CH-4056 Basel, Switzerland, and the current business phone number of each person is +011-41-61-324-1111.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Daniel Vasella, M.D., Swiss	Function at Novartis AG. Daniel Vasella, M.D., is Chairman of the Board of Directors. He served as Chief Executive Officer (CEO) and executive member of the Board of Directors for 14 years following the merger that created Novartis AG in 1996. Dr. Vasella was appointed Chairman in April 1999.

Other activities. Dr. Vasella is Chairman of Alcon, Inc., and a member of the Board of Directors of PepsiCo, Inc. He is also a member of the International Board of Governors of the Peres Center for Peace in Israel, the International Business Leaders Advisory Council for the Mayor of Shanghai, the Global Health Program Advisory Panel of the Bill & Melinda Gates Foundation, and is a foreign honorary member of the American Academy of Arts and Sciences. In addition, Dr. Vasella serves as a member of several industry associations and educational institutions.

Professional background. Before the Novartis AG merger, Dr. Vasella was CEO of Sandoz Pharma Ltd. and a member of the Sandoz Group Executive Committee. From 1988 to 1992, he was with Sandoz Pharmaceuticals Corporation in the United States, prior to which he held a number of medical positions in Switzerland. He graduated with an M.D. from the University of Bern in Switzerland and completed executive training at the Harvard Business School in the United States. He was also awarded an honorary doctorate by the University of Basel.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ulrich Lehner, Ph.D., German	Function at Novartis AG. Ulrich Lehner, Ph.D., has been a member of the Board of Directors since 2002. He qualifies as an independent Non-Executive Director. He serves as Vice Chairman and Chairman of the Corporate Governance and Nomination Committee. He is also a member of the Audit and Compliance Committee, the Risk Committee, the Chairman's Committee, and the Compensation Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Other activities. Mr. Lehner is member of the Shareholders' Committee of Henkel AG & Co. KGaA, Chairman of the Supervisory Board of Deutsche Telekom AG, and serves as a member of the Supervisory Boards of E.ON AG, ThyssenKrupp AG, HSBC Trinkaus & Burkhardt AG, Porsche Automobil Holding SE and Henkel Management AG, all in Germany. He is also a member of the Shareholders' Committees of Dr. August Oetker KG and Krombacher Brauerei, both in Germany.

Professional background. Mr. Lehner graduated in business administration and mechanical engineering from the Darmstadt University of Technology, Germany, in 1975. From 1975 to 1981, he was an auditor with KPMG Deutsche Treuhand-Gesellschaft AG in Duesseldorf. In 1981, he joined Henkel KGaA. After heading the Controlling Department of Fried. Krupp GmbH in Germany from 1983 to 1986, Mr. Lehner returned to Henkel as Finance Director. From 1991 to 1994, he headed Henkel Asia-Pacific Ltd. in Hong Kong, and from 1995 to 2000, served as Executive Vice President, Finance/Logistics, of Henkel KGaA. From 2000 to 2008, Mr. Lehner served as Chairman of the Management Board of Henkel KGaA.
Hans-Joerg Rudloff, German
Function at Novartis AG. Hans-Joerg Rudloff has been a member of the Board of Directors since 1996. He qualifies as an independent Non-Executive Director. He is Vice Chairman and a member of the Audit and Compliance Committee, the Risk Committee, the Compensation Committee, and the Chairman's Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other activities. In 2006, Mr. Rudloff joined the Board of Directors of Rosneft, a Russian state-controlled oil company, and became Chairman of the audit committee. He serves as the Chairman of the Board of Directors of Bluebay Asset Management Ltd., United Kingdom, and the Marcuard Group, Switzerland. He was also a member of the Boards of Directors of the Thyssen-Bornemisza Group and is now a consultant to the board. He joined New World Resources B.V., Netherlands, as a Board Member and a Member of the Audit and Remuneration Committees. In addition, Mr. Rudloff is a member of the Advisory Boards of Landeskreditbank Baden-Wuerttemberg and EnBW, both in Germany. In 2005, Mr. Rudloff became Chairman of the International Capital Markets Association (ICMA), Switzerland.

Professional background. Mr. Rudloff studied economics at the University of Bern, Switzerland. After graduating in 1965, he joined Credit Suisse in Geneva. He moved to the US-based investment banking firm of Kidder Peabody Inc. in 1968. He later headed Swiss operations and was elected Chairman of Kidder Peabody International. In 1978 he became a member of the Board of Directors of Kidder Peabody Inc., United States. In 1980, he joined Credit Suisse First Boston, Switzerland, was elected Vice Chairman in 1983, and became Chairman and CEO in 1989. From 1986 to 1990, Mr. Rudloff was also a member of the Executive Board of Credit Suisse in Zurich, in charge of all securities and capital market departments. From 1994 to 1998, Mr. Rudloff was Chairman of MCBBL in Luxembourg. In 1994, he was appointed to the Board of Directors of Sandoz AG in Switzerland. In 1998, Mr. Rudloff joined Barclays Capital, United Kingdom, where he is presently Chairman.
William Brody, M.D., Ph.D., American
Function at Novartis AG. William Brody, M.D., Ph.D., has been a member of the Board of Directors since 2009. He qualifies as an independent Non-Executive Director. He is a member of the Compensation Committee.

Other activities. Dr. Brody is a member of the Board of Directors of the US-based IBM, and the Mutual Funds Boards of T. Rowe Price, and the China-based Novamed. He is also a member of numerous professional associations, and serves on the advisory boards of various government and nonprofit organizations.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Dr. Brody earned his bachelor's and master's degrees in electrical engineering from the Massachusetts Institute of Technology before completing his M.D. and Ph.D. at Stanford University. Following training in cardiovascular surgery and radiology he held various academic positions, including Professor for Radiology and Electrical Engineering at Stanford University and Director of the Department of Radiology at The Johns Hopkins University. From 1996 to 2009 he was President of The Johns Hopkins University and since 2009, President of the Salk Institute for Biological Studies in the United States. He is a member of the US National Academy of Engineering and the Institute of Medicine.
Srikant Datar, Ph.D., American
Function at Novartis AG. Srikant Datar, Ph.D., has been a member of the Board of Directors since 2003. He qualifies as an independent Non-Executive Director. He is Chairman of the Audit and Compliance Committee, and a member of the Risk Committee and the Compensation Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Other activities. Mr. Datar is Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University. He is also a member of the Board of Directors of ICF International Inc. and of Stryker Corporation, both in the United States, and of KPIT Cummins Infosystems Ltd., India.

Professional background. Mr. Datar graduated with distinction in mathematics and economics from the University of Bombay, India in 1973. He is a Chartered Accountant, and holds two master's degrees and a Ph.D. from Stanford University. Mr. Datar has worked as an accountant and planner in industry, and as a professor at Carnegie Mellon University, Stanford University and Harvard University in the United States. His research interests are in the areas of cost management, measurement of productivity, new product development, time-based competition, incentives and performance evaluation. He is the author of many scientific publications, and has received several academic awards and honors. Mr. Datar has advised and worked with numerous companies in research, development and training.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ann Fudge, American	Function at Novartis AG. Ann Fudge has been a member of the Board of Directors since 2008. She qualifies as an independent Non-Executive Director. She is a member of the Corporate Governance and Nomination Committee.

Other activities. Ms. Fudge serves on the Board of Directors of General Electric and on the Board of Directors of Unilever, UK/Netherlands. She is a Trustee of the New York-based Rockefeller Foundation and of Atlanta-based Morehouse College, and is Chairman of the US Programs Advisory Panel of the Bill & Melinda Gates Foundation. She is also on the Board of the Council on Foreign Relations.

Professional background. Ms. Fudge received her bachelor's degree from Simmons College and her MBA from Harvard University Graduate School of Business in the United States. She is former Chairman and CEO of Young & Rubicam Brands. Before that, she served as President of the Beverages, Desserts and Post Division of Kraft Foods.
Alexandre F. Jetzer-Chung, Swiss	Function at Novartis AG. Alexandre F. Jetzer-Chung has been a member of the Board of Directors since 1996.

Other activities. Mr. Jetzer-Chung is a member of the Supervisory Board of Compagnie Financière Michelin and of the Board of the Lucerne Festival Foundation, both in Switzerland. He is a member of the International Advisory Panel on Biotechnology Strategy of the Prime Minister of Malaysia, a member of the Investment Advisory Council of the Prime Minister of Turkey, and an economic advisor to the Governor of Guangdong Province, China. He is also a member of the Development Committee of the Neuroscience Center of the University of Zurich, Switzerland.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Mr. Jetzer-Chung graduated with master's degrees in law and economics from the University of Neuchâtel, Switzerland, and is a licensed attorney. From 1967 to 1980, he served as General Secretary of the Swiss Federation of Commerce and Industry (Vorort). Mr. Jetzer-Chung joined Sandoz in 1980. In 1981, he was appointed member of the Sandoz Group Executive Committee in the capacity of Chief Financial Officer and, from 1990 on, as Head of Management Resources and International Coordination. From 1995 to 1996, he was Chairman and Chief Executive Officer of Sandoz Pharmaceuticals Corporation, and at the same time served as President and CEO of Sandoz Corporation in the United States. After the merger that created Novartis AG in 1996 until 1999, he was Head of International Coordination, Legal and Taxes, and a member of the Executive Committee of Novartis AG.
Pierre Landolt, Swiss
Function at Novartis AG. Pierre Landolt has been a member of the Board of Directors since 1996. He qualifies as an independent Non-Executive Director. He is a member of the Corporate Governance and Nomination Committee.

Other activities. Mr. Landolt is currently Chairman of the Sandoz Family Foundation and oversees the development of the foundation in several investment fields. He is a Director of Syngenta AG. He is a partner with unlimited liabilities of the Swiss private bank Landolt & Cie. In Brazil, Mr. Landolt serves as President of the Instituto Fazenda Tamanduá, the Instituto Estrela de Fomento ao Microcrédito, AxialPar Ltda and Moco Agropecuaria Ltda. In Switzerland, he is Chairman of Emasan AG and Vaucher Manufacture Fleurier SA, Vice Chairman of Parmigiani Fleurier SA, and is on the Board of the Syngenta Foundation for Sustainable Agriculture, Switzerland. He is a Director of EcoCarbone SA, France, and Swiss Amazentis SA. He is also Vice Chairman of the Montreux Jazz Festival Foundation.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Mr. Landolt graduated with a bachelor's degree in law from the University of Paris- Assas. From 1974 to 1976, he worked for Sandoz Brazil SA. In 1977, he acquired an agricultural estate in the semi-arid Northeast Region of Brazil and, over several years, converted it into a model farm in organic and biodynamic production. Since 1997, Mr. Landolt has been Associate and Chairman of AxialPar Ltda, Brazil, an investment company focused on sustainable development. In 2000, he co-founded EcoCarbone SA, France, a company active in the design and development of carbon-sequestration processes. In 2007, he co-founded Amazentis SA, Switzerland, a startup company active in the convergence space of medication and nutrition.
Andreas von Planta, Ph.D., Swiss
Function at Novartis AG. Andreas von Planta, Ph.D., has been a member of the Board of Directors since 2006. He qualifies as an independent Non-Executive Director. He is Chairman of the Risk Committee, and a member of the Audit and Compliance Committee, as well as the Corporate Governance and Nomination Committee.

Other activities. Mr. von Planta is Chairman of the Schweizerische National-Versicherungs-Gesellschaft AG and Vice Chairman of Holcim Ltd., both in Switzerland. He is also a member of the Boards of various Swiss subsidiaries of foreign companies and other non-listed Swiss companies. He is a member of the Board of Editors of the Swiss Review of Business Law and is a former Chairman of the Geneva Association of Business Law. Mr. von Planta is Chairman of the Regulatory Board of the SIX Swiss Exchange AG.

Professional background. Mr. von Planta holds lic. iur. and Ph.D. degrees from the University of Basel, Switzerland, and an LL.M. from Columbia University School of Law, New York, United States. He passed his bar examinations in Basel in 1982. Since 1983 he has been living in Geneva, working for the law firm Lenz & Staehelin, where he became a partner in 1988. His areas of specialization include corporate law, corporate governance, corporate finance, company reorganizations, and mergers and acquisitions.
Dr. Ing. Wendelin Wiedeking, German
Function at Novartis AG. Dr. Ing. Wendelin Wiedeking has been a member of the Board of Directors since 2003. He qualifies as an independent Non-Executive Director. He is a member of the Audit and Compliance Committee and the Risk Committee.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other activities. Mr. Wiedeking was Chairman of the executive board of Porsche Automobil Holding SE and of Dr. Ing. h.c. F. Porsche AG, both in Germany, until July 2009. Since then he is an entrepreneur.

Professional background. Mr. Wiedeking graduated in mechanical engineering in 1978 and worked as a scientific assistant in the Machine Tool Laboratory of the Rhine-Westphalian College of Advanced Technology in Germany. His professional career began in 1983 in Germany as Director's Assistant in the Production and Materials Management area of Dr. Ing. h.c. F. Porsche AG in Stuttgart-Zuffenhausen. In 1988, he moved to Glyco Metall-Werke KG in Wiesbaden as Division Manager, where he advanced by 1990 to the position of Chief Executive Officer and Chairman of the Board of Management of Glyco AG. In 1991, he returned to Dr. Ing. h.c. F. Porsche AG as Production Director. A year later, the Supervisory Board appointed him spokesman of the Executive Board (CEO), then Chairman in 1993.
Marjorie Mun Tak Yang, Chinese
Function at Novartis AG. Marjorie Mun Tak Yang has been a member of the Board of Directors since 2008. She qualifies as an independent Non-Executive Director. She is Chairman of the Compensation Committee.

Other activities. Ms. Yang is Chairman of the Esquel Group, Hong Kong, China. She is a Non-official Member of the Executive Council of the Hong Kong Special Administrative Region. In China, she is a member of the National Committee of the Chinese People's Political Consultative Conference. She currently serves on the boards of Swire Pacific Limited, and The Hong Kong and Shanghai Banking Corporation Limited in Hong Kong. Ms. Yang has been a member of the MIT Corporation since 2001. In January 2010 she was appointed as Chairman of the Council of the Hong Kong Polytechnic University. She also serves on the advisory boards of Harvard Business School, and Tsinghua School of Economics and Management.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Ms. Yang graduated with a bachelor's degree in mathematics from Massachusetts Institute of Technology and holds a master's degree from Harvard Business School, both in the United States. From 1976 to 1978 she was an associate in Corporate Finance, Mergers and Acquisitions, with the First Boston Corporation in New York, United States. In 1979 she returned to Hong Kong and became a founding member of Esquel Group. She was appointed Chairman of the Group in 1995.
Rolf M. Zinkernagel, M.D., Swiss
Function at Novartis AG. Rolf M. Zinkernagel, M.D., has been a member of the Board of Directors since 1999. He qualifies as an independent Non-Executive Director. He is a member of the Corporate Governance and Nomination Committee.

Other activities. Dr. Zinkernagel was Vice President of the International Union of Immunological Societies until August 2010. He is a member of the Scientific Advisory Boards of Bio-Alliance AG, Germany; Aravis General Partner Ltd., Cayman Islands; Telormedix, Switzerland; X-Biotech, Canada; Novimmune, Switzerland; Cancevir, Switzerland; Nuvo Research Inc., Canada; ImVision, Germany; MannKind, United States; Laboratoire Koch, Switzerland; Biomedical Sciences International Advisory Council, Singapore; and ERC European Research Council, Brussels. Dr. Zinkernagel is also a science consultant to Chilka Ltd., Cayman Islands; Ganymed, Germany; and Zhen-Ao Group, China. He is a member of the Advisory Panel of Swiss Re, Switzerland.

Professional background. Dr. Zinkernagel graduated from the University of Basel, Switzerland, with an M.D. in 1970. From 1992 to 2008, he was a professor and director of the Institute of Experimental Immunology at the University of Zurich, and after retirement in 2008 continues to be active at the University of Zurich. Dr. Zinkernagel has received many awards and prizes for his work and contribution to science, notably the Nobel Prize in medicine, which he was awarded in 1996.
Joseph Jimenez, American
Function at Novartis AG. Joseph Jimenez is Chief Executive Officer (CEO) of Novartis AG, responsible for leading the company's diversified healthcare portfolio of innovative pharmaceuticals, generics, vaccines and diagnostics and consumer health products and has served in this role since February 1, 2010.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Previously, Mr. Jimenez served as Division Head, Novartis AG Pharmaceuticals. Mr. Jimenez led the transformation of the pharmaceutical portfolio to balance both mass market and specialty products and significantly increased the percent of sales from newly launched products. Mr. Jimenez also worked to realign the division's commercial approach to focus on the individual needs of customers and incorporated more technological tools to better connect with patients and customers. Mr. Jimenez joined Novartis AG in April 2007 as Division Head, Novartis Consumer Health. Previously, he served as President and CEO of the North America business for the H.J. Heinz Company and as President and CEO of Heinz in Europe from 2002 to 2006. Prior to joining Novartis AG, he was a NonExecutive Director of Astra-Zeneca plc, United Kingdom, from 2002 to 2007. He was also an advisor for the private equity organization Blackstone Group in the United States. Mr. Jimenez is a member of the Board of Directors of Colgate-Palmolive. He graduated with a bachelor's degree from Stanford University in 1982 and with an MBA from the University of California, Berkeley, in 1984.
Juergen Brokatzky-Geiger, Ph.D., German	Function at Novartis AG. Juergen Brokatzky-Geiger, Ph.D., is Head of Human Resources of Novartis AG and has served in this role since 2003. He is a member of the Executive Committee of Novartis AG.

Professional background. Mr. Brokatzky-Geiger joined Ciba-Geigy Ltd. in 1983 as a Laboratory Head in the Pharmaceuticals Division in Switzerland. After a job rotation in the United States, he held positions of increasing responsibility in Research and Development (R&D), including Group Leader of Process R&D, Head of Process R&D, and Head of Process Development and Pilot Plant Operations. During the merger of Ciba-Geigy and Sandoz in 1996, Mr. Brokatzky-Geiger was appointed Integration Officer of Technical Operations. He later became the Head of Chemical and Analytical Development, and served as the Global Head of Technical R&D from 1999 to 2003. Mr. Brokatzky-Geiger graduated with a Ph.D. in chemistry from the University of Freiburg, Germany, in 1982.
David Epstein, American	Function at Novartis AG. David Epstein is Division Head, Novartis Pharmaceuticals, and has served in this role since February 1, 2010. He is a member of the Executive Committee of Novartis AG.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Prior to his current appointment, Mr. Epstein served as Head of Novartis Oncology for nearly 10 years. In addition, Mr. Epstein led the Molecular Diagnostics Unit since its creation in 2008. Before joining Novartis AG, Mr. Epstein was an associate in the Strategy Practice of the consulting firm, Booz Allen & Hamilton. Mr. Epstein joined Sandoz, a predecessor company of Novartis AG, in 1989, and held various leadership positions of increasing responsibility for the company, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Head of Novartis Specialty Medicines. Mr. Epstein graduated with a bachelor's degree in pharmacy from Rutgers University College of Pharmacy in 1984, and with an MBA in finance and marketing from New York's Columbia University Graduate School of Business in 1987.
Mark C. Fishman, M.D., American
Function at Novartis AG. Mark C. Fishman, M.D., is President of the Novartis Institutes for BioMedical Research (NIBR) and has served in this role since 2002. He is a member of the Executive Committee of Novartis AG.

Professional background. Before joining Novartis AG in 2002, Dr. Fishman was Chief of Cardiology and Director of the Cardiovascular Research Center at Massachusetts General Hospital, and Professor of Medicine at Harvard Medical School, both in the United States. Dr. Fishman has worked with national policy and scientific committees, including those of the US National Institutes of Health (NIH) and the Wellcome Trust. He completed his internal medicine residency, chief residency and cardiology training at Massachusetts General Hospital. Dr. Fishman graduated with a bachelor's degree from Yale College in 1972 and an M.D. from Harvard Medical School in 1976. He has been honored with many awards and distinguished lectureships, and is a member of the Institute of Medicine of the National Academies (US) and a Fellow of the American Academy of Arts and Sciences.
Jeff George, American	Function at Novartis AG. Jeff George is Division Head, Sandoz, and has served in this role since 2008. He is a member of the Executive Committee of Novartis AG.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Before joining Novartis AG, Mr. George was a Senior Director of Strategy and Business Development at Gap Inc. From 2001 to 2004, he was with McKinsey & Company in San Francisco, United States, where he was an Engagement Manager. Mr. George joined Novartis AG in the Vaccines and Diagnostics Division in January 2007 as Head of Commercial Operations for Western and Eastern Europe, then advanced to Head of Emerging Markets for the Middle East, Africa, Southeast Asia and CIS at Novartis Pharma. Mr. George received his bachelor's degree in international relations in 1996 from Carleton College. He graduated in 1999 with a master's degree from the Johns Hopkins University School of Advanced International Studies, where he studied international economics and emerging markets political economy. He received an MBA from Harvard University in 2001.
George Gunn, MRCVS, British	Function at Novartis AG. George Gunn is Division Head, Novartis Consumer Health, and has served in this role since 2008. He is a member of the Executive Committee of Novartis AG.

Professional background. Before joining Novartis AG, Mr. Gunn was president of Pharmacia Animal Health, based in the United States.. Previously, he spent more than 15 years in positions of increasing responsibility in healthcare companies. He worked as a veterinary surgeon for nine years before joining the industry. Mr. Gunn joined Novartis AG in 2003 as Head of Novartis Animal Health, North America. In January 2004, he assumed his position as Head of the Animal Health Business Unit. In addition to this role, he was appointed Division Head, Novartis Consumer Health, in December 2008. Mr. Gunn graduated with a bachelor of veterinary medicine and surgery degree from the Royal (Dick) School of Veterinary Studies in the United Kingdom, in 1973. He graduated with a diploma in veterinary state medicine from the same school in 1978. In 2008, he received an honorary doctorate in veterinary medicine and surgery from the University of Edinburgh.
Andrin Oswald, M.D., Swiss	Function at Novartis AG. Andrin Oswald, M.D., is Division Head, Novartis Vaccines and Diagnostics, and has served in this role since 2008. He is a member of the Executive Committee of Novartis AG.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. Before joining Novartis AG, Dr. Oswald was a delegate of the International Committee of the Red Cross to Nepal from 2002 to 2003 and worked with McKinsey & Company, Switzerland. In 2005, Dr. Oswald joined Novartis AG and advanced from Assistant to the Chairman and CEO, to Head of the Country Pharma Organization (CPO) and Country President for Novartis in South Korea, to CEO of Speedel and Global Head of Development Franchises at Novartis Pharma in 2008. Dr. Oswald graduated with an M.D. from the University of Geneva, Switzerland, in 1999.
Jonathan Symonds, British	Function at Novartis AG. Jonathan Symonds is Chief Financial Officer (CFO) of Novartis AG and has served in this role since February 1, 2010. He is a member of the Executive Committee of Novartis AG.

Professional background. Before joining Novartis AG in 2009, Mr. Symonds was Partner and Managing Director of Goldman Sachs in the United Kingdom. He also has eight years of experience as CFO of AstraZeneca and previously held positions as Group Finance Director at Zeneca and partner at KPMG. From 2004 to 2007, Mr. Symonds was a director of Diageo Plc. and chairman of the Audit Committee. Other previous roles include director and Audit Committee chairman of Qinetiq Plc., chairman of the 100 Group of Finance Directors, joint chairman of the Business Tax Forum, board member of the Accounting Standards Board and founder of the Oxford University Centre for Business Taxation Research, all in the United Kingdom. Mr. Symonds graduated with a first class degree in business finance from the University of Hertfordshire, United Kingdom, in 1980 and became a Fellow of Chartered Accountants in 1982. He is a Commander of the British Empire (CBE).
Thomas Werlen, Ph.D.
Function at Novartis AG. Thomas Werlen is the Group General Counsel of Novartis AG and has served in this role since 2006. He is a member of the Executive Committee of Novartis AG. He is Secretary to the Corporate Governance and Nomination Committee of the Board of Directors of Novartis AG.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional background. In 1995, Mr. Werlen started his professional career with Cravath, Swaine & Moore in New York. In 2000, he moved to the Cravath, Swaine & Moore London office and, after a short stint with David Polk & Wardwell, he joined Allen & Overy as a Partner in March 2001. Based in the London office, he focused on corporate and capital markets law. His clients included multinational corporations and investment banks. Mr. Werlen holds lic.iur. and Ph.D. (Dr.) degrees in law from the University of Zurich and a master's degree in law from Harvard Law School. He is a member of the New York and the Swiss bar. He is also a member of the Regulatory Board of the SIX Swiss Exchange AG and member of the Advisory Board of the European Journal of Risk Regulation. Mr. Werlen has written several books and articles on business and financial law and teaches corporate and capital markets law at the University of St. Gallen.

        2.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Parent. The current business address of each person is 608 Fifth Avenue, New York, NY 10020, and the current business phone number of each person is (212) 307-1122.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Meryl Zausner, American	Function at Parent. Meryl Zausner is the President of Parent and is one of the directors of Parent.

Professional background. Ms. Zausner has been the Chief Financial Officer of Novartis Corporation since 2008. Prior to this, Ms. Zausner was Chief Financial Officer Oncology for Novartis Pharmaceuticals for over five years.
Wayne Merkelson, American	Function at Parent. Wayne Merkelson is the Vice President and General Counsel of Parent.

Professional background. Mr. Merkelson joined the Novartis AG predecessor, Sandoz Corporation, in 1989. Since 1997, he has been Vice President, General Counsel and Secretary of Parent, and Vice President and Associate General Counsel of Novartis Corporation. Mr. Merkelson has an A.B. from Cornell University, a J.D. from Cornell Law School, and a LL.M. in Taxation from New York University Law School.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kenneth P. Schuster, American	Function at Parent. Kenneth P. Schuster is the Vice President and Treasurer of Parent.

Professional background. Since 2001, Mr. Schuster has been Vice President and Treasurer of Parent and Vice President and Treasurer of Novartis Corporation. A Novartis AG employee since 1981, Mr. Schuster has held key financial posts at several of our U.S. companies. Mr. Schuster has been Vice President and Controller of Novartis Pharmaceuticals Corporation. Prior to moving to Pharmaceuticals, he was Vice President, Finance and Chief Financial Officer for Sandoz Agro, Inc. in Des Plaines, Illinois. Before joining Sandoz Agro, he served as Vice President and Controller of Sandoz Corporation, New York. Prior to that, he was Vice President of Administration and Controlling at Sandoz Nutrition Corporation, Minneapolis and Controller at Chicago Dietetic Supply, Inc., a Sandoz subsidiary. Prior to working for Sandoz, he was an audit manager at Arthur Young &Company in Chicago. A graduate of the University of Notre Dame, Mr. Schuster holds a bachelor of business administration degree in accounting and is a CPA.
Robert Pelzer, Canadian	Function at Parent. Robert Pelzer is one of the directors of Parent.

Professional background. Since 2008, Mr. Pelzer has been the President and Head of Legal Affairs for Novartis Corporation. Prior to this, Mr. Pelzer was Global General Counsel for Novartis Pharma AG for over five years.
Jonathan Symonds, British	Function at Parent. Jonathan Symonds is one of the directors of Parent.
Professional background. See above.

        3.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person, other than Kevin Smith, is Novartis Pharma AG, Lichstrasse 35, CH-4056 Basel, Switzerland, and the current business phone number of each person, other than Kevin Smith, is +011-41-61-324-1111. The current business address of Kevin Smith is Novartis Institutes for Biomedical Research, Inc., 250 Massachusetts Avenue, Cambridge, MA 02139 and his current business phone number is 617-871-8000.

Name, Country of Citizenship and Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michael Nohaile, American, 42	Function at Purchaser. Michael Nohaile is the President of Purchaser and is one of the directors of Purchaser.

Professional background. Mr. Nohaile is the Head of the Novartis Molecular Diagnostics unit of the Novartis Pharmaceuticals Division. Prior to his current role, Mr. Nohaile served as the Head of Pharma Strategy for the Novartis Pharmaceuticals Division and then the Head of Corporate Strategy for the Novartis Group. Before joining Novartis AG in 2007, Mr. Nohaile was a partner with McKinsey & Company in the New Jersey office working extensively in the healthcare area with a particular focus on diagnostics and pharmaceuticals. Mr. Nohaile has Doctorate in Molecular and Cell Biology from UC Berkeley and was a Post-Doctoral Fellow at MIT in the Department of Biology.
Anthony Rosenberg, British, 57	Function at Purchaser. Anthony Rosenberg is the Vice President and Chief Financial Officer of Purchaser and is one of the directors of Purchaser.

Professional background. Mr. Rosenberg is Head, Partnering & Emerging Businesses and a member of the Executive Committee of the Novartis Pharmaceuticals Division. Mr. Rosenberg joined Sandoz, a predecessor company of Novartis AG, in 1980 in the UK, where he held various leadership positions in sales and marketing, business development and strategic planning. In 1994 Mr. Rosenberg moved to Basel, initially as international product manager (Clozaril), and in 1996 was made Therapeutic Area Head (CNS/Bone) where he oversaw the global launch of Exelon, and the US launch of Miacalcic. From 1998 until 2001, he was the Head Global Marketing (Primary Care), following which he became Global Head of the Transplantation & Immunology Unit and a member of the Executive Committee of Novartis Pharmaceuticals. Mr. Rosenberg has a BSc (Biological Sciences) University of Leicester, and a M.Sc (Physiology) University of London.

Name, Country of Citizenship and Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Smith, American, 40	Function at Purchaser. Kevin Smith is the Vice President and Assistant Secretary of Purchaser and is one of the directors of Purchaser.

Professional background. Mr. Smith is General Counsel for the Novartis Molecular Diagnostics Unit and responsible for the unit's legal affairs and compliance programs. Mr. Smith joined Novartis AG in 2005 and has held a number of positions in the Legal function of the Novartis Pharmaceuticals Division, including Head of Legal for General Medicines (NSO, IID and Established Medicines) and Head of Legal for the Emerging Growth Markets. Prior to joining Novartis AG, Kevin started his legal career in 1996 working with Rogers & Wells and Milbank, Tweed Hadley & McCloy in New York. Following that, Mr. Smith joined Weil, Gotshal & Manges in Silicon Valley followed by a move to their London office in 2001. Mr. Smith is admitted to practice law in New York and California and is an admitted US patent attorney. He has a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute and Juris Doctorate from Albany Law School.
Wayne Merkelson, American, 58	Function at Purchaser. Wayne Merkelson is the Vice President and Secretary of Purchaser.
Professional background. See above.
Kenneth P. Schuster, American, 58	Function at Purchaser. Kenneth Schuster is the Vice President and Treasurer of Purchaser.
Professional background. See above.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:
JPMorgan Chase Bank, N.A.

If delivering by mail:		If delivering by overnight courier:

Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	For the status of your submission, contact J.P. Morgan Shareowner Services at 1-888-810-7456	Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be addressed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokerage Firms, Please Call:
(212) 440-9800
All Others Call Toll-Free:
(888) 206-5896
 The Dealer Manager for the Offer is:

Goldman, Sachs & Co.
200 West Street
New York, New York 10282
(212) 902-1000 (Direct)
or
(800) 323-5678 (Toll-Free)